STOCK PURCHASE AGREEMENT


      This Stock Purchase Agreement (this "Agreement"), dated as of November 19, 2004, is made by and among OPTIMAL GOLF SOLUTIONS, INC. a Texas corporation (the "Company"), and DARRYL CORNISH ("Cornish"), CHARLES HUSTON ("Huston"), (collectively, Huston and Cornish are referred to as "Sellers"), on the one hand, GPS INDUSTRIES, INC., a Nevada corporation (the "Purchaser"), on the other hand, with reference to the following:

      A. The Company is primarily engaged in the business of holding intellectual property relating to global positioning satellite technology for the golf industry.

      B. Sellers are the beneficial owners and holders of record of all of the issued and outstanding capital stock of the Company.

      C. Sellers desire to sell to Purchaser, and Purchaser desires to purchase and acquire from Sellers, all of the issued and outstanding capital stock of the Company (the "Shares") on the terms and conditions hereinafter set forth.


      NOW, THEREFORE, it is agreed as follows:

      1. Purchase and Sale of Stock. Subject to all the terms and conditions of this Agreement (all references herein to this Agreement shall include the schedules and annexes hereto), at the Closing (as hereinafter defined), (a) each of Sellers shall sell, transfer, deliver and assign to Purchaser, and Purchaser shall purchase and acquire from each of Sellers, all of each such Seller's Shares, free and clear of any and all Encumbrances (as defined below), for the consideration specified in this Agreement.

      2. Consideration.

      2.1 At the Closing, subject to and upon the terms and conditions of this Agreement, in consideration and as payment in full for the Shares, Purchaser shall pay total consideration of the greater of (i) $5,250,000 USD (the "Initial Balance") plus 4.75% interest as hereinafter calculated ("Interest") on the net outstanding balance (the "Minimum Purchase Price") or (ii) an amount under the terms of the various cash payments and the First and Second Stock Payments as described below (the greater of the Minimum Purchase Price or the amount pursuant to (ii) is hereinafter referred to as the "Purchase Price"): an initial cash payment of $100,000 USD (the "Initial Cash Payment"), a second cash payment of $1,000,000 USD (the "Second Cash Payment"), a First Stock Payment (as defined below), a Second Stock Payment (as defined below), a third cash payment (the "Third Cash Payment") if required under Section 2.7(f), and a fourth cash payment (the "Fourth Cash Payment") if the sum of the Initial Cash Payment, the Second Cash Payment, the First Stock Payment, the Third Cash Payment, if any, and the Second Stock Payment is less than the Minimum Purchase Price.
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      2.2 Cash payments made hereunder will be paid by wire transfer or certified check at the option of Sellers, provided, however, that Sellers are to provide wire transfer instructions on or before the second business day prior to the scheduled payment date if Sellers elect to receive payment via wire transfer, otherwise, the Purchaser shall provide Sellers with a certified check on or before the scheduled payment date.

      2.3 The Initial Cash Payment is creditable to Purchaser at Closing from the previous payment made to Sellers by Purchaser on November 8, 2004.

      2.4 Any third party royalty payments due and payable to the Company prior to Closing, but received after Closing shall be remitted to Sellers. The payments under this Section 2.4 will not be included in calculating the Purchase Price.

      2.5 The Second Cash Payment is payable at Closing.

      2.6 In connection with the First Stock Payment and the Second Stock Payments, Purchaser shall use its best efforts to file as soon as practicable a registration statement with the U.S. Securities and Exchange Commission covering the resale of up to 40,000,000 shares of its common stock constituting the good faith estimate of the parties as to the maximum number of shares issuable hereunder (the "Registration Statement"). Purchaser shall use its best efforts to have the Registration Statement declared effective as soon as practicable after the filing (such date to be referred to as the "Effective Date").

      2.7 Upon the Closing, Purchaser shall deliver the First Stock Payment of 9,000,000 restricted shares to the Sellers (the "First Stock Payment"). Sellers shall sell the First Stock Payment into the open market within 180 trading days of the Effective Date (the "First Liquidation Period") under the terms of a Leakage Agreement attached hereto as Exhibit A (the "Leakage Agreement").

            (a) If the Registration Statement has not become effective by June 30, 2005 in spite of Purchaser's best efforts, then, upon Sellers' request, Purchaser shall pay Sellers cash in the manner set forth in Section 2.2 in the amount of $2,250,000 USD plus Interest payable in eight monthly installments of $281,250 USD plus interest commencing June 1, 2005. Upon payment of the full $2.25 Million USD plus Interest Sellers shall return the First Stock Payment. If the Registration Statement has not become effective by September 30, 2005 in spite of Purchaser's best efforts, then, upon Sellers' request, in lieu of the Second Stock Payment, Purchaser shall pay Sellers cash in the manner set forth in Section 2.2 in the amount of $1,900,000 USD plus Interest payable in eight monthly installments of $237,500 USD plus Interest commencing on October 1, 2005. Purchaser shall have the right to prepay any cash payment due under this
Section 2.7(a).

            (b) Immediately upon the expiration of the First Liquidation Period, Purchaser shall deliver the Second Stock Payment to the Sellers. The second stock payment (the "Second Stock Payment") shall be as follows:

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            (c) If all of the First Stock Payment is sold within the First
Liquidation Period and the Sellers receive net proceeds from such sales of less than the First Target Value (as defined below), then Purchaser shall issue Sellers that number of additional shares of Purchaser's common stock equal to the quotient of the sum of the Second Target Value (as defined below) and the difference of the First Target Value and the net proceeds the Sellers received from the sale of the First Stock Payment and the product of 85% and the then publicly traded per share market price of Purchaser's common stock. The "First Target Value" shall mean $2,250,000 USD plus Interest and all associated transaction fees and costs relating to Sellers' sale of shares included in the First Stock Payment. By way of example, if Sellers receive net proceeds of $1.75 Million from the sale of all of the 9 Million shares, then the Second Stock Payment Amount shall equal $1.9 Million plus $500,000 or a total of $2.40 Million. The number of shares of the Second Stock Payment shall be equal to $2.40 Million divided by the then market price per share adjusted for a 15% discount. If the market price per share is $1.00, then the Second Stock Payment would equal 2.40 Million shares divided by 0.85 = 2,823,529 shares.

            (d) If all of the First Stock Payment is sold within the First Liquidation Period and the Sellers receive net proceeds from such sales of more than the First Target Value but less than $3,250,000, then Purchaser shall issue Sellers that number of additional shares of Purchaser's common stock equal to the quotient of Second Target Value and the product of 85% and the then publicly traded per share market price of Purchaser's common stock. The "Second Target Value" shall mean $1,900,000 USD plus Interest and all associated transaction fees and costs relating to Sellers' sale of shares included in the Second Stock Payment. In this case, by way of example, if Sellers receive net proceeds of $2.5 Million from the sale of all of the 9 Million shares, then the Second Stock Payment Amount shall be $1.9 Million. The number of shares of the Second Stock Payment shall be equal to $1.9 Million divided by the then market price per share adjusted for a 15% discount. If the Market Price per share is $1.00, the payment is 1.9 Million shares divided by 0.85 = 2,235,294.

            (e) If all of the First Stock Payment is sold within the First Liquidation Period and the Sellers receive net proceeds from such sales of more than $3,250,000, then Purchaser shall issue Sellers that number of additional shares of Purchaser's common stock equal to the quotient of the difference between the Second Target Value and the difference between Sellers' net proceeds from the sale of the First Stock Payment and $3,250,000 and the product of 85% of the then publicly traded per share market price of Purchaser's common stock. In this case, by way of example, if Sellers receive net proceeds of $3.50 Million from the sale of all of the 9 Million shares, then the Second Stock Payment Amount shall equal $1.9 Million minus $250,000 ($3.5 Million - $3.25 Million) or a total of $1.65 Million. If the then Market Price is $1.00 per share, the number of shares due is 1.65 Million adjusted for a 15% discount = 1,941,176.

            (f) If all of the First Stock Payment is not sold within the First Liquidation Period and Sellers have complied with the terms of the Leakage Agreement, then Purchaser shall pay Sellers the Third Cash Payment within 3 business days, in addition to any other consideration due Sellers under this Section, the difference between the net proceeds received from the sale of the First Stock Payment and the First Target Value in cash and Sellers shall return any remaining unsold shares from the First Stock Payment.

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


            (g) Notwithstanding anything herein to the contrary, Purchaser agrees that Sellers will receive at least $500,000 net proceeds from the sale of the First Stock Payment by the end of the First Liquidation Period and will pay Sellers any deficiency within 5 business days of Purchaser's receipt of notice of such shortfall from Sellers.


            (i) Sellers may elect to sell all or part of the Second Stock Payment shares under the terms of the Leakage Agreement or to otherwise sell or hold the shares at any time, provided that Sellers shall give Purchaser at least thirty (30) days notice of its election.


            (j) If Sellers elect to hold any portion of the Second Stock Payment shares Purchaser shall have no further obligation for any payments to Sellers with respect to shares of the Second Stock Payment after Purchaser's receipt of Sellers' written election. The Fourth Cash Payment will be made by Purchaser to Sellers in accordance with the following:

                  (1) If Sellers elect to sell the Second Stock Payment shares under the terms of the Leakage Agreement, such shares shall be sold within 180 trading days from receipt of the Second Stock Payment (the "Second Liquidation Period"). If the net proceeds from such sales are less than the Second Target Value at the end of Second Liquidation Period, then Purchaser shall pay cash to Sellers in an amount equal to the difference between the Second Target Value and the net proceeds actually received by Sellers from the sale of the Second Stock Payment. Such payment shall be made within 60 days of the date Sellers notify Purchaser of shortage.

                  (2) In the event that, as a result of the Sellers' receipt of the Initial Cash Payment, the Second Cash Payment, the receipt of net proceeds from the First and Second Stock Payments, and the Third Cash Payment, if any, is less than the Minimum Purchase Price, then, within sixty days from receipt by Purchaser of a reconciliation of net funds from the sale of the First Stock Payment and the Second Stock Payment, Purchaser shall pay to Sellers cash in an amount equal to the difference of the Minimum Purchase Price and the sum of the Initial Cash Payment, the Second Cash Payment, the receipt of net proceeds from the First and Second Stock Payments, and the Third Cash Payment.


            (k) Upon receipt of the first $727,000 net proceeds from the sale of the Second Stock Payment, Sellers shall deliver such amount (the "Escrow Amount") to David Ficksman, Esq. (the "Escrow Agent") to hold in escrow for a period of 18 months from Closing to partially secure Sellers' indemnification obligation hereunder. The Purchaser and Sellers shall execute the escrow agreement that is mutually agreeable upon Sellers' receipt of first $727,000 in net proceeds from the sale of the Second Stock Payment. The form of such escrow agreement shall be agreed upon by Sellers and Purchaser within a reasonable time after Closing.

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            (l) All Interest shall be calculated from the date of Closing monthly based on the Initial Balance less the aggregate net amount of cash payments paid through the date of calculation. Sellers shall keep a ledger of the balance outstanding by recording all payments received each month in the ledger, net of the allowed selling costs and expenses. The receipts shall be supported by monthly bank statements showing the receipts and with monthly statements from Sellers' broker who is selling the shares (showing net payments made). The final interest calculation shall be done by Sellers' outside accountant (reviewed by Purchaser), and provided to Purchaser by way of a statement after the final principal balance is paid off. Interest shall be paid within thirty days from the final recalculation.

3. Closing. Subject to the satisfaction or waiver of all conditions to the Closing set forth in this Agreement, the consummation of the purchase and sale of the Shares (the "Closing") shall take place at 9:00 a.m. on November 19, 2004 at the offices of Strasburger & Price, LLP, 600 Congress Avenue, Suite 1600, Austin, Texas 78701 or on such other date or at such other place or time as the parties hereto may agree upon in writing (the date on which the Closing occurs is sometimes referred to herein as the "Closing Date"). At the Closing, Sellers and Purchaser shall deliver the documents and take the actions referred to in
Section 11 hereof.

4. Representations and Warranties of the Company and Sellers. The Company and Sellers hereby jointly and severally represent and warrant to Purchaser as follows:

      4.1 Organization and Authority. The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Texas and in each jurisdiction in which the business transacted by the Company would make such qualification necessary except where the failure to be so qualified would not have a Material Adverse Effect (as defined below). The Company has the requisite corporate power to own its properties and assets and to carry on its business as now being conducted. The Company has full corporate power and authority to enter into this Agreement and any agreements related hereto and to carry out the transactions contemplated by this Agreement and any agreements related hereto. The Company has delivered or caused to be delivered to Purchaser true and complete copies of the Company's Articles of Incorporation and By-Laws, in each case as amended to date, and copies of all minutes of proceedings taken by (and all written consents executed by) the Board of Directors of the Company (and each committee thereof) and the shareholders of the Company during the last two (2) years. For purposes of this Agreement, a "Material Adverse Effect" or "Material Adverse Change" means any effect or change that is or would be materially adverse to the business, operations, assets, condition (financial or otherwise) or results of operations of the Company or the Shares or the consummation of the transactions contemplated hereby.

      4.2 Authorization and No Conflicts. The execution, delivery and performance of this Agreement, the transactions contemplated hereby and all other documents and agreements of the Company delivered or to be delivered pursuant hereto: (a) have been duly authorized by all necessary corporate action on the part of the Company, (b) will not result in any conflict with, or breach or violation of, or default under, the Articles of Incorporation or By-Laws of the Company or any judgment, order, decree, mortgage, agreement, deed of trust, indenture or other instrument to which the Company is a party or by which it is bound, or any federal, state or local statute or regulation applicable to the Company. This Agreement has been duly executed and delivered on behalf of the Company and constitutes a legal, valid and binding obligation of the Company enforceable in accordance with its terms, except as limited by applicable bankruptcy, insolvency, moratorium, reorganization, or other laws affecting creditors' rights and remedies generally.

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

      4.3 Consents. Except as set forth on Schedule 4.3 attached hereto, no consent or approval of any person, regulatory authority, governmental organization or third party, and no approval, order, license, permit, franchise, declaration or filing of any nature, is required as a result of or in connection with the Company's execution, delivery and performance of its obligations under this Agreement.

      4.4 Financial Information. Attached hereto as Schedule 4.4 are copies of the unaudited balance sheets and related statements of income of the Company as of and for the year ended December 31, 2003 and for the ten months ended October 31, 2004 (collectively the "Financial Statements"). The Financial Statements accurately reflect the books, records and accounts of the Company as at the dates indicated and present fairly the respective financial position and results of operations of the Company for the periods indicated.

      4.5 Absence of Changes or Events. Except as set forth on Schedule 4.5 attached hereto, since October 31, 2004 (the "Financial Date"), the Company has conducted its business only in the ordinary course consistent with past practice and has not:

            (a) Incurred any Material Adverse Change;

            (b) Suffered any event, including whether covered by insurance or not, which has had a Material Adverse Effect;

            (c) Incurred any obligation or liability other than in the ordinary and usual course of business that has had a Material Adverse Effect;

            (d) Made any material change in the method of operating the Company's business or any change in the accounting practices relating thereto;

            (e) Incurred any indebtedness for borrowed money or forgiven or cancelled any debts or claims, other than in the ordinary and usual course of business;

            (f) Agreed to sell, lease, or dispose of its shares or any of its Assets (defined below), except as contemplated in this Agreement and, as to the Assets, except in the ordinary and usual course of business;

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

            (g) Modified, waived, changed, amended, released or terminated any Contract (as hereinafter defined), other than as expressly contemplated by this Agreement;

            (h) Made or obligated itself in any way to make any increase in or modification of the compensation or benefits payable or to become payable to any director, officer, employee or consultant of or to the Company, other than regular periodic employee raises pursuant to the Company's normal business policy; or

            (i) Declared or paid any dividend or distribution upon or with respect to the Shares other than as contemplated in this Agreement.

      4.6 No Subsidiaries. The Company does not own, beneficially or of record, any equity interest in any corporation, limited liability company, partnership, joint venture or other entity.

      4.7 Taxes. Except as set forth on Schedule 4.7 attached hereto, (a) all federal, state, county and municipal tax returns, reports and declarations which are required to have been filed by or on behalf of the Company have been filed and are complete and accurate in all material respects and all taxes which have become due pursuant thereto have been paid and (b) the Company's liability for unpaid taxes, if any, did not exceed the reserve for unpaid taxes, if any, set forth on the Financial Statements. No tax is required to be withheld pursuant to
Section 1445 of the Code, as a result of the purchase contemplated by this Agreement and none of Sellers is a foreign person within the meaning of said
Section 1445. There are no pending tax examinations affecting the Company, its federal or state tax return, its business, the Shares or the Assets (as hereafter defined)nor are there any claims for taxes pending. The Company is not a party to any tax sharing agreement or arrangement. The Company is not subject to any joint venture partnership or other arrangement that is treated as a partnership for tax purposes. The Company is not a party to any agreement, contract, plan or arrangement that has resulted, or could result, separately or in the aggregate in the payment of any "excess parachute payments" within the meaning of Section 280G of the Code or which could result in a disallowed deduction under Section 162(m) of the Code.

      4.8 Assets. Subject to changes in the ordinary course of business since the Financial Date and except as set forth on Schedule 4.8 attached hereto, the Company has title to all of the assets listed on the balance sheet included in the Financial Statements (the "Assets") free and clear of any and all liens, encumbrances, security interests, pledges, options, mortgages, equities or other similar interests, except for the lien and security interest created as a part of these transactions, ("Encumbrances"). The Assets constitute all of the assets necessary for the operation of the business of the Company as it is currently conducted and operated. All personal property included in the Assets is in operating condition, subject only to ordinary wear and tear and maintenance, and is adequate for the uses to which such Assets are currently being put. Set forth on said Schedule 4.8 is a list of each of savings, money market, checking, market rate and/or other similar accounts held with, at or by any bank, savings and loan institution, credit union, broker, financial advisor, investment advisor, thrift or other similar financial institution, each brokerage account, and each lock box and safe deposit box (collectively, the "Accounts"), in each case held or registered in the name of the Company or controlled by, or held or open for the benefit of the Company, which said Schedule 4.8 includes the name of the institution at which such Accounts are located, the account number therefor or other identifying information with respect thereto and the authorized signatories thereon or thereto or the names of the persons who are authorized to have access thereto. No funds, cash equivalents, securities or safe deposit boxes of the Company nor any rights in or to any of the Company's Accounts are held or controlled by (except as Sellers or officers of the Company may be deemed to control the same solely in their capacity as shareholders of the Company) any person or entity other than the Company nor are any of such funds, cash equivalents, securities or safe deposit boxes registered in or under any name (nor do they otherwise reflect any name) other than the name of the Company.

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      4.9 Account Receivables. The accounts receivable of the Company, including those included in the Assets as of the Closing and those shown on the balance sheets included in the Financial Statements, arose in the ordinary course of the Company's business. Except for trade discounts and rebates in the ordinary course of business, no agreement for deduction, discount or rebate has been made with respect to any of such account receivables. Except for accounts receivable of ProLink/ParView, LLC and ProShot Golf, Inc., the Company has delivered to Purchaser a list of all accounts receivable of the Company as of October 31, 2004, setting forth an aging thereof as of such date (0-30 days, 30-90 days and greater than 90 days).

      4.10 Title to Real Property. The Company does not own any real property. Attached hereto as Schedule 4.10 is a list of each lease for real property to which the Company is a party or which covers any premises at which the Company operates its business or maintains any of the Assets together with a copy of each such lease.

      4.11 Patents, Trademarks, Tradenames, Service Marks and Copyrights.

            (a) Schedule 4.11 attached hereto sets forth a list of all logos, trademarks, trademark applications, service marks, service mark applications, copyrights, copyright applications, trade names, patents, patent applications, domain names, internet addresses, and any and all similar other intellectual property rights owned and used by the Company in the operation of the Company's business (collectively, the "Proprietary Rights"). The Proprietary Rights include all patent rights, copyrights, trade secrets, information, proprietary rights and processes necessary for the operation of the Company's business as now conducted. Except as disclosed on Schedule 4.11 attached hereto, the Company is the sole owner of all right, title and interest in and to all the Proprietary Rights free and clear of all Encumbrances. Except as disclosed on Schedule 4.11 there are no outstanding options, licenses, or agreements of any kind relating to the Proprietary Rights nor is the Company a party to any options, licenses, or agreements of any kind with respect to the logos, trademark and tradename rights, software, databases, patents, patent rights, copyrights, trade secrets, processes and proprietary licenses, information, proprietary rights and processes of any other person or entity used in the operation of the Company's business except for inbound shrink wrap commercial licenses or other similar publicly available commercial licenses.

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

            (b) There is not pending nor, to the Company's knowledge, is there threatened any claim or litigation contesting the right of the Company to engage in or employ any of the Proprietary Rights. None of the employees of the Company (the "Employees") nor any of the officers, directors, consultants, salespersons, or other personnel retained or engaged by the Company who are not otherwise Employees (collectively with the Employees, the "Service Providers") is in violation of any term of any employment contract, proprietary information or inventions agreement, or any other contract or agreement relating to the relationship of any such Service Provider with the Company or, to the Company's knowledge, any previous employer. None of the Employees is obligated under any contract, or subject to any judgment, decree or order of any court or administrative agency which would conflict with any obligations they may have to use their best efforts to promote the interests of the Company's business or which would conflict with the operation of the Company's business as it is currently conducted.

      4.12 Insurance. Schedule 4.12 attached hereto sets forth a list of each of the policies of insurance the Company currently maintains with respect to its business. The Company has not received any written notification that any of such policies will not be renewed (upon the same terms and conditions as are currently in effect) upon the expiration thereof. The Company has not been refused any insurance by an insurance carrier during the past three (3) years nor has any insurance policy been cancelled with respect to the Company, its business or the Assets. There is no claim by the Company pending under any of such policies. All premiums due and payable through the date hereof under all such policies have been paid.

      4.13 Contracts and Commitments.

            (a) Schedule 4.13 attached hereto contains a list (and where oral, a summary description) of all material contracts, commitments, agreements (including collective bargaining agreements), leases, licenses, undertakings and other arrangements relating to or arising out of the business of the Company to which the Company is a party, or by which the Company, its business, the Assets or any of the Shares is or are bound or which affects the consummation of the transactions contemplated hereby in effect as of the date hereof. A contract shall be considered "material" for purposes of this Section 4.14(a) if (i) the commitment thereunder is or was (A) incurred outside the ordinary course of business, or (B) incurred in the ordinary course of business (other than purchase or sales orders and/or leases for office equipment) and involves in excess of Twenty Five Thousand Dollars ($25,000), (ii) such contract (other than leases of office equipment) requires performance more than twelve (12) months after the Closing Date, (iii) such contract is one of the leases identified on
Schedule 4.10 attached hereto or (iv) such contract or commitment relates to any of the Shares.

            (b) The contracts required to be listed or described on said
Schedule 4.13 are referred to herein as the "Contracts." The Company has delivered or caused to be delivered to Purchaser a copy of each of the written agreements which is required by clause (a) of this Section 4.13 to be listed on said Schedule 4.13. Except as set forth on said Schedule 4.13 and except to the extent that the same will not have a Material Adverse Effect, (i) each of the Contracts is in full force and effect and has not been amended, modified or assigned, and all payments and other amounts required to be paid by the Company under each of such Contracts, which have become due, have been paid; (ii) there exists no default under any of such Contracts, and no event, occurrence, condition or act which, with the giving of notice, the lapse of time or the happening of any further condition would become a default under any of such Contracts; and (iii) no waiver or indulgence has been granted by the Company or any of Sellers to the other party under any of the Contracts. To the Company's knowledge, except as set forth on said Schedule 4.13, the sale or transfer of the Shares will not be deemed an assignment under any of such Contracts for which consent is required and the sale and transfer of the Shares will not affect the validity or enforceability of any Contract or cause any change in the substantive terms thereof.

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      4.14 Litigation. Except for the PPL Issue (defined below) and except as set forth on Schedule 4.14 attached hereto, as of the date hereof, there is no claim, legal action, decree, judgment, order, settlement agreement, arbitration or other proceeding, suit or governmental investigation ("Proceeding") pending or, to the Company's knowledge, threatened against the Company, any of Sellers (to the extent the same relates to the Company), the Assets or the Shares. The Company has not been charged with nor, to the Company's knowledge, is the Company or any of Sellers (to the extent the same relates to the Company) in violation of, or in default with respect to, any judgment, order, or decree with respect to the Company which affects any of the Assets or the Shares. The "PPL Issue" shall mean threatened claims and litigation by ProLink/ParView, LLC arising from the Company's previous dealings with such entity or its affiliates.

      4.15 Compliance with Laws.

            (a) Except where the failure to hold the same would not have a Material Adverse Effect, the Company holds all permits, licenses, certificates, franchises, registrations, variances, exemptions and approvals of all governmental agencies or entities which are necessary for the business of the Company as it is currently conducted (the "Company Permits"). Except where such noncompliance would not have a Material Adverse Effect, the Company has complied with all laws, regulations and orders applicable to the Company, its business, the Shares, the Assets or the transactions contemplated hereby which may subject Purchaser or the Company (following the Closing) to liability.

      4.16 Employees. There are no labor controversies pending or, to the Company's knowledge, threatened between the Company and any of its Service Providers, or any former employee, consultant, director, officer, salesperson or other former personnel or any labor union or other collective bargaining unit representing any of such Service Providers.

      4.17 Intentionally Deleted

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      4.18 Brokers' and Finders' Fees. None of Sellers or the Company is
obligated to pay any fees or expenses of any broker or finder in connection with the origin, negotiation, or execution of this Agreement or in connection with any transactions contemplated hereby.

      4.19 Indebtedness. Schedule 4.19 attached hereto sets forth a list of all agreements and other instruments under which the Company is indebted for borrowed money or the deferred purchase price for property or has guaranteed the liability, debt or obligation of any other person or entity (other than the Company Notes and contracts or leases of or for office equipment). The Company has furnished or have caused to be furnished to Purchaser copies of each such agreement or other instrument under or pursuant to which the Company has outstanding indebtedness for borrowed money or the deferred purchase price for property or pursuant to which the Company has guaranteed the liability, debt or obligation of any other person or entity. Except as set forth in said Schedule 4.19, the Company is not in default under any of such agreements or other instruments, nor is it aware of any event that, with the passage of time, or notice, or both, would result in an event of default thereunder except such defaults that would not, individually or in the aggregate, have a Material Adverse Effect.

      4.20 No Undisclosed Liabilities. The Company does not have any material liability, loss, cost, or expense, except for (a) liabilities accrued or reserved against in the Financial Statements, (b) liabilities which have arisen after the Financial Date in the ordinary course of business consistent with the Company's past practices in type and in amount, none of which results from, arises out of, relates to, is in the nature of or was caused by any breach of contract, breach of warranty, tort, infringement or violation of law, (c) those set forth on Schedule 4.20 attached hereto.

      4.21 Shares. The authorized capital stock of the Company consists solely of 18,000 shares of common stock, no par value per share, of which 18,000 shares are issued and outstanding. All such outstanding shares have been authorized, and are validly issued and outstanding, fully paid and nonassessable, are not subject to any right of rescission and were offered and sold by the Company in compliance with all registration or qualification requirements (or applicable exemptions therefrom) of applicable federal and state securities laws (or the statute of limitations with respect thereto has expired). The Shares constitute the only issued and outstanding shares of capital stock of the Company. No persons other than Sellers has any record or beneficial interest in the Shares. Except as contemplated hereby and except for the Shares, there are no issued or outstanding securities convertible into, or any options, warrants, or rights to acquire, any or all of the Shares or any capital stock or convertible securities of the Company and no person or entity has any call, commitment or other rights to purchase or acquire any capital stock of the Company.

      4.22 Disclosure. To the knowledge of the Company neither this Agreement nor any written instrument, list, exhibit, Schedule or certificate furnished or to be furnished to Purchaser by the Company pursuant to this Agreement contains any untrue statement of a material fact or omits to state a material fact necessary in order to make the statements made therein not misleading.

5. Representations and Warranties of Sellers. Each of Sellers hereby severally represents and warrants to Purchaser as to him or her as follows:

      5.1 Authorization and No Conflicts. The execution, delivery and performance of this Agreement, the transactions contemplated hereby and all other documents and agreements of such Seller delivered or to be delivered pursuant hereto will not result in any conflict with, or breach or violation of, or default under, any judgment, order, decree, mortgage, agreement, deed of trust, indenture or other instrument to which such Seller is a party or by which he is bound, or any federal, state or local statute or regulation applicable to such Seller, and will not result in the creation of any lien, encumbrance or other charge on any of the Assets or the Shares. This Agreement has been duly executed and delivered on behalf of such Seller and constitutes a legal, valid and binding obligation of such Seller enforceable against such Seller in accordance with its terms, except as limited by applicable bankruptcy and solvency, moratorium, reorganization, or other laws affecting creditors rights and remedies generally.

      5.2 Title to Shares. Such Seller owns beneficially and of record the number of shares of the Common Stock of the Company set forth on Schedule 5.2 attached hereto and has full and unrestricted power to sell, assign and transfer the shares set forth opposite his or her name on said Schedule 5.2 to Purchaser upon the terms and conditions set forth in this Agreement, free and clear of any and all Encumbrances, and, upon the Closing, Purchaser will acquire good and marketable title to all of such shares free and clear of any and all Encumbrances.

6. Representations and Warranties of Purchaser. Purchaser represents and warrants to each of Sellers as follows:

      6.1 Organization and Authority. Purchaser is a corporation duly organized, validly existing and in good standing under the laws of the State of Nevada and has full Corporate power and authority to enter into this Agreement, and any related agreements and to carry out the transactions contemplated by this Agreement and any related agreements.

      6.2 Authorization and No Conflicts. The execution, delivery and performance of this Agreement, the related agreements, Escrow Agreement, Security Agreement and the transactions contemplated hereby and thereby, and all other documents and agreements of Purchaser delivered pursuant hereto and thereto: (a) have been duly authorized by all necessary corporate action on the part of Purchaser, and (b) will not result in any conflict with, or breach or violation of, or default under, the Articles of Incorporation or the By-laws of Purchaser or any judgment, order, decree, mortgage, agreement, deed of trust, indenture or other instrument to which Purchaser is a party or by which it is bound, or any statute or regulation applicable to Purchaser. This Agreement has been duly executed and delivered on behalf of Purchaser and constitutes a legal, valid and binding obligation of Purchaser enforceable in accordance with its terms, except as limited by applicable bankruptcy, insolvency, moratorium, reorganization, or other laws affecting creditors' rights and remedies generally. At the Closing, each of the Escrow Agreement and the Security Agreement will be duly executed and delivered on behalf of Purchaser and each will constitute a legal, valid and binding obligation of Purchaser enforceable in accordance with its terms, except as limited by applicable bankruptcy, insolvency, moratorium, reorganization, or other laws affecting creditors' rights and remedies generally.

      6.3 Financial Statements. Purchaser has delivered to Sellers a copy of the audited financial statements of Purchaser as of and for the year ended December 31, 2003, and unaudited financial statements as at and for the six month period ended June 30, 2004 (such year end and sixth month period financial statements are referred to herein as the "Purchaser Financial Statements"). The Purchaser Financial Statements have been prepared in accordance with Generally Accepted Accounting Principles on a consistent basis throughout the periods covered thereby subject to, in the case of the Purchaser Financial Statements as at and for the six month period ended June 30, 2004, normal year-end adjustments (none of which will, individually or in the aggregate, be materially adverse). The Purchaser Financial Statements accurately reflect the books, records and accounts of Purchaser at and as of the dates and periods indicated and present fairly the financial position, results of operation and cash flow of Purchaser at and as of the periods indicated.

      6.4 No Adverse Changes. Since June 30, 2004, there has not been any material adverse change in the financial condition, results of operations, assets, liabilities or cash flow of Purchaser or its business, or, to Purchaser's knowledge, any occurrence, circumstance, or combination thereof which reasonably could be expected to result in any such adverse change.

      6.5 Consents. No consent or approval of any person, regulatory authority, governmental organization or third party, and no approval, order, license, permit, franchise, declaration or filing of any nature, is required as a result of or in connection with Purchaser's execution, delivery and performance of its obligations under this Agreement.

      6.6 Investment Representations. Purchaser is acquiring the Shares for investment purposes only and not with a view to or for sale in connection with any distribution thereof. Purchaser understands that the Shares have not been registered under the Securities Act of 1933, as amended (the "1933 Act"), or registered or qualified under applicable state securities laws and thus must be held until the transfer of the Shares is so registered or qualified or is exempt from such registration and/or qualification requirements.

      6.7 SEC Filings. The annual reports on Form 10-KSB for Purchaser's fiscal years ended December 31, 2003 and December 31, 2002 as filed electronically with the Securities and Exchange Commission ("SEC"), and the quarterly reports on Form 10-QSB for Purchaser's fiscal quarter ended June 30, 2004, filed electronically with the SEC, in the form of each of the foregoing obtainable from the SEC's website did not contain, as of the filing date of each such report, any untrue statements of a material fact or omit to state any material fact necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading. Purchaser has filed with the SEC all reports required to be filed by it under the 1933 Act and the Securities Exchange Act of 1934, as amended. The most recent report filed by Purchaser with the SEC is the Form 10-QSB for the fiscal quarter ended June 30, 2004.

      6.8 Disclosure. Neither this Agreement nor any written instrument, list, exhibit, Schedule or certificate furnished or to be furnished to Sellers or the Company pursuant to this Agreement contains or will contain any untrue statement of a material fact or omits or will omit to state a material fact necessary in order to make the statements made therein not misleading.

      6.9 Brokers' and Finders' Fees. Purchaser is not obligated to pay any fees or expenses of any broker or finder in connection with the origin, negotiation, or execution of this Agreement or in connection with any transactions contemplated hereby.

      6.10 Shares. The authorized capital stock of Purchaser consists solely of 250,000,000 shares of common stock, $.001 par value per share, of which 186,125,425 shares are issued and outstanding and 25,000,000 shares of Preferred Stock of which 250,000 shares are issued and outstanding. All such outstanding shares have been authorized, and are validly issued and outstanding, fully paid and nonassessable, are not subject to any right of rescission and were offered and sold by the Company in compliance with all registration or qualification requirements (or applicable exemptions therefrom) of applicable federal and state securities laws (or the statute of limitations with respect thereto has expired).

7. Covenants of the Company and Sellers.

      7.1 Further Assurances. From time to time, provided Purchaser is not in breach of any provision of this Agreement and at Purchaser's request, whether on or after the Closing Date and without further consideration, Sellers and the Company shall execute and deliver or cause to be executed and delivered such further instruments of conveyance and transfer and take such other action as Purchaser reasonably may require more effectively to convey and transfer to Purchaser title to the Shares free and clear of any Encumbrances and to effectuate the transactions contemplated hereby.

      7.2 Operation of Business. Between the date hereof and the Closing, the Company (a) shall carry on its business in the usual and ordinary course of business, and (b) shall not enter into any contract or agreement that, had the same been in effect as of the date hereof, would have been required to be listed on Schedule 4.13 attached hereto, without the prior written consent of Purchaser (which consent shall not be unreasonably withheld or delayed).

      7.3 Best Efforts. Each of Sellers and the Company shall use its, his or her best efforts to cause the conditions to Closing in Section 8 which are to be complied with or satisfied by it to be so complied with or satisfied by it, him or her at or prior to the Closing.

8. Covenants of Purchaser.

      8.1 Security Agreement. At the Closing, Purchaser shall execute and deliver to Sellers the Security Agreement attached as Exhibit B (the "Security Agreement").

      8.2 Best Efforts. Purchaser shall use its best efforts to cause the conditions to Closing which are to be complied with or satisfied by it to be so complied with or satisfied by it at or prior to the Closing.

      8.3 Limited Rights to Enforce Patents. Prior to Sellers receiving aggregate cash consideration of $3,000,000 USD for their sale of the Shares, neither Purchaser, the Company, nor any successors shall have the right to commence legal proceedings against an infringer with respect to the rights granted the Company under U. S. Pat. No. 5,364,093 (the "'093 Patent"), except that nothing herein shall prohibit Purchaser from enforcing its rights under any license agreement relating to the `093 Patent or defending against a claim of infringement including the filing of a cross complaint.

9. Conditions to Purchaser's Obligations. Purchaser's obligations to purchase the Shares and pay the Purchase Price shall be subject to the satisfaction of each of the following conditions:

      9.1 Adverse Proceedings. No order of any court or administrative agency shall be in effect which restrains or prohibits the transactions contemplated hereby, and no suit, action, investigation, inquiry or other legal or administrative proceeding shall have been instituted and shall remain pending on the Closing Date, or shall be threatened on the Closing Date, which challenges the validity or legality of the transactions contemplated hereby.

      9.2 No Litigation. No litigation shall have been instituted on or prior to the Closing Date (other than those matters, if any, specified on Schedule 9.2 attached hereto) which would have a Material Adverse Effect on the Company.

      9.3 Performance; Representations of Sellers and the Company. Sellers and the Company shall have duly performed or complied with, in all material respects, his, her or its covenants and obligations under this Agreement to be performed or complied with prior to the Closing and the representations and warranties of the Company and Sellers in Section 4 hereof and the representations and warranties of Sellers set forth in Section 5 hereof shall be true and correct in all material respects as if made on and as of the Closing Date (or such other date as may be explicitly stated in the representation or warranty).

      9.4 Tender of Documents. At the Closing, Sellers and the Company shall have tendered or cause to be tendered to Purchaser all of the documents listed in Section 11.1 below.

10. Conditions to Sellers' Obligations. Sellers' obligation to sell the Shares to Purchaser shall be subject to the satisfaction of each of the following conditions:

      10.1 Adverse Proceedings. No order of any court or administrative agency shall be in effect which restrains or prohibits the transactions contemplated hereby, and no suit, action, investigation, inquiry or other legal or administrative proceeding shall have been instituted and shall remain pending on the Closing Date, or shall be threatened on the Closing Date, which challenges the validity or legality of the transactions contemplated hereby.

      10.2 Performance; Representations of Purchaser. Purchaser shall have duly performed or complied with, in all material respects, its or her covenants and obligations under this Agreement to be performed or complied with prior to the Closing and the representations and warranties of Purchaser set forth in Section 5 hereof shall be true and correct in all material respects as if made on and as of the Closing Date (or such other date as may be explicitly stated in any representation or warranty).

      10.3 Tender of Documents. At the Closing, Purchaser shall have paid the Consideration and tendered to Sellers all of the documents and payments listed in Section 11.2 below.

11. Documents Delivered and Actions Taken at the Closing.

      11.1 By Sellers. At the Closing, the Company or Sellers shall deliver or cause to be delivered to Purchaser:

            (a) The stock certificates representing all of the Shares, duly endorsed for transfer from such Seller, transferring to Purchaser all of the Shares held of record by such Seller (such assignment or certificate/s/ to be executed by such Seller) and such other endorsements, assignments, documents or instruments executed by each of Sellers or any one of them as are necessary to transfer and convey to Purchaser all of such Sellers' right, title and interest in and to the Shares, as owner, free and clear of all Encumbrances.

            (b) Copies of the resolutions of the Board of Directors certified by the Secretary or the Assistant Secretary of the Company as being correct and complete and then in full force and effect, authorizing the execution and delivery of this Agreement on the part of the Company, and the agreements, assignments and instruments called for under this Agreement, and the consummation of the transactions contemplated hereby.

            (c) A certificate from each of Sellers, certifying that, except as otherwise provided or contemplated hereby, the representations and warranties of such Sellers contained in Section 5 hereof are true and correct in all material respects as if made on and as of the Closing Date (or such other date as may be explicitly stated in any representation or warranty).

            (d) The Leakage Agreement.

            (e) Written resignations from and executed by each member of the Board of Directors and each officer of the Company, each of such resignations to be effective as of the Closing.

      11.2 Darryl Cornish By Purchaser. At the Closing, Purchaser shall deliver or cause to be delivered to Sellers:

            (a) The Initial Cash Payment.

            (b) The Security Agreement, executed on behalf of Purchaser.

            (c) The Leakage Agreement.

            (d) A certificate of Purchaser, signed by a senior officer of Purchaser, certifying that the representations and warranties of Purchaser made herein are true and correct in all material respects as if made on and as of the Closing Date (or such other date as may be explicitly stated in any representation or warranty).

            (e) The U.S. License Agreement, in the form attached hereto as Exhibit C.

            (f) The Foreign License Agreement, in the form attached hereto as Exhibit D.

            (g) The First Stock Payment.

            (h) The Second Cash Payment.

12. Investigation. All of the representations, warranties, covenants and agreements of any of Sellers and/or the Company, on the one hand, and Purchaser, on the other hand, contained or incorporated herein shall remain effective in accordance with their respective terms notwithstanding any investigation at any time made by or on behalf of Purchaser or any of Sellers and/or the Company, as the case may be, or of any information or facts discovered by or on behalf of Purchaser or any of the Sellers and/or the Company (as the case may be) in connection with such investigation. Any such investigation shall not constitute a waiver or relinquishment on the part of any party of its, his or her rights to rely on any of the warranties, representations, covenants and agreements of Sellers and/or the Company or Purchaser, as the case may be, in or pursuant to this Agreement.

13. Survival and Indemnification.

      13.1 Survival. The representations and warranties of the Company shall terminate at the Closing. The representations and warranties of Purchaser and Sellers shall survive the Closing.

      13.2 Indemnification.

            (a) From and after the Closing, (i) Sellers shall, only the extent of the Escrow Amount, indemnify, defend and hold harmless Purchaser against all losses, liabilities, costs and expenses (including reasonable attorneys fees and court costs) (collectively, "Losses") resulting or arising from or out of (A) any breach by the Company or Sellers of any representation or warranty of Sellers or the Company set forth in Section 3 of this Agreement or (B) any breach by Sellers or, prior to the Closing, by the Company of any covenant or agreement contained herein; and (ii) each of Sellers shall (without regard to the amount held pursuant to the Escrow Agreement but in an amount not to exceed the consideration received by Sellers hereunder) severally indemnify, defend and hold harmless Purchaser against all Losses resulting from or arising from or out of any breach by such Seller of any representation or warranty of such Seller set forth in Section 5 of this Agreement.


Any and all Losses for which Sellers are required to indemnify Purchaser pursuant to this Section 12.2(a), shall, at Purchaser's written election, be offset against any amount due hereunder including the Escrow Amount.

            (b) Notwithstanding anything to the contrary contained herein, Sellers shall indemnify and defend Purchaser for any Losses resulting or arising from or out of claims by ProLink/ParView, LLC against Company or Purchaser relating to the sale of the Company's assets or the Shares based on actions of the Company or Sellers prior to Closing Date.

            (c) Purchaser shall indemnify and hold harmless each of Sellers against all Losses resulting or arising from (i) any breach by Purchaser of (A) any representation or warranty of Purchaser contained herein or incorporated herein by reference, or (B) any breach by Purchaser of any covenant or agreement contained herein or (ii) any and all claims by third parties arising from or out of the operation of the Company or any circumstances related to the Company, the Assets or the Shares.

            (d) The foregoing indemnities of each of Sellers, on the one hand, and of Purchaser, on the other hand, shall not apply with respect to any breach of warranty, representation, covenant or agreement contained herein that results in a claim by a third party, unless the party seeking indemnification (the "Indemnitee") shall, with reasonable promptness, provide the other party(ies) (the "Indemnitor") with copies of any claims or other documents received and shall otherwise make available to the Indemnitor all relevant information material to the defense of any claim against the Indemnitee which shall serve as the basis for a claim by the Indemnitee pursuant to the terms hereof. The Indemnitor shall have thirty (30) days (or such shorter period as may be necessitated by the exigencies of such claim) within which to elect to defend such claim at his, her or its own expense and with counsel of his, her or its own choosing (who shall be reasonably acceptable to Indemnitee and who shall not have a conflict of interest as between Purchaser or the Company (after the Closing), on the one hand, and either of Sellers, on the other hand) provided that the Indemnitee shall have the right at all times to fully participate in the defense thereof at his, her or its own expense. If the Indemnitor shall, within such 30-day (or shorter) period, fail to defend such claim with counsel reasonably acceptable to Indemnitee who does not have a conflict of interest, the Indemnitee shall have the right, but not the obligation, to undertake the defense of such claim, and to settle or compromise the same for the account, and at the risk and expense of Indemnitor. Except as provided in the preceding sentence, neither the Indemnitee nor the Indemnitor may settle or compromise any claim without the prior written consent of the Indemnitor or the Indemnitee, as the case may be, which consent shall not be unreasonably withheld unless the settlement involves only the payment of money and as part of the settlement the Indemnitee obtains an unconditional release. The Indemnitee's failure to give prompt notice or to provide copies of documents or to furnish relevant information shall not constitute a defense (in part or in whole) to any claim by the Indemnitee against the Indemnitor, except and only to the extent that such failure by the Indemnitee shall result in material prejudice to the Indemnitor.

            (e) Notwithstanding anything to the contrary contained in this
Section 13.2, the amount of Losses for purposes of indemnification hereunder shall be determined net of any and all amounts actually recovered by the Indemnitee, the Company or any successor thereto under insurance policies with respect to such Losses which are in effect as of immediately prior to the Closing and any Loss incurred by the Company after the Closing shall be deemed to incurred by Purchaser. Purchaser and the Company (after the Closing) shall cooperate with Sellers and shall use their reasonable efforts to collect any and all amounts that may be available under any insurance policies in payment of or towards such Losses.

            (f) The indemnification provided in this Section 13.2 shall be the sole and exclusive remedy for Losses arising from breaches of representations or warranties made herein by any Indemnitor.

      13.3 Cooperation; Indemnification of Sellers. In the event that Sellers are required to defend against, or desire to prosecute, any action, claim, suit or other proceeding arising out of a claim pertaining to business or operations of the Company prior to the Closing Date, Purchaser shall provide to Sellers such assistance and cooperation, including without limitation, witnesses and documentary or other evidence that Purchaser may have and as may be reasonably requested by Sellers. In the event that Purchaser is required to defend against, or desire to prosecute, any action, claim, suit or other Proceeding arising out of a claim pertaining to business or operations of the Company prior to the Closing Date, Sellers shall provide such assistance and cooperation, including without limitation, witnesses and documentary or other evidence that Sellers may have and as may be reasonably requested by Purchaser. From and after the Closing, Purchaser shall indemnify, defend and hold harmless Sellers and each of the persons who served as officers or directors of the Company from any and all third party claims for which persons would have been entitled to indemnification by law or pursuant to the terms of the charter documents of the Company as in effect at any time prior to the Closing.

14. Termination of Agreement; Risk of Loss.

            14.1 Termination This Agreement may be terminated at any time prior to the Closing:

            (a) By mutual written consent of Purchaser, Sellers and the Company.

            (b) By Purchaser, without prejudice to any other rights or remedies Purchaser may have, (i) at any time prior to the Closing, if Sellers or the Company shall have failed to comply with any of its covenants or obligations contained in, or contemplated by, this Agreement or if any one or more of the representations or warranties of Sellers or the Company contained in, or incorporated by reference into, this Agreement or in any document delivered pursuant hereto shall not be true and correct (unless the default by Seller or the Company of such covenant or obligation is cured or the breach of such representations or warranty is cured, if the same are curable, on or before the earlier of the tenth (10th) day following delivery of such notice of default or breach or the Closing Date) or (ii) immediately prior to the Closing, if Purchaser shall not have received, in a timely manner, any of the items to be delivered to it pursuant to this Agreement in form and substance reasonably satisfactory to it and its counsel or if any of the conditions specified in
Section 14.1 have not been satisfied; or (iii) at any time prior to the Closing, if the Closing shall not have occurred by November 19, 2004 provided that Purchaser is not then in default hereunder.

            (c) By Sellers and/or the Company, without prejudice to any other rights or remedies Sellers and/or the Company may have, (i) at any time prior to the Closing, if Purchaser has failed to comply with any of its or her covenants or obligations contained in, or contemplated by, this Agreement or if any one or more of the representations or warranties of Purchaser contained in, or incorporated by reference into, this Agreement or in any document delivered pursuant hereto shall not be materially true and correct (unless the default by Purchaser is cured, or the breach of such representations or warranties is cured, if the same is curable on or before the earlier of the tenth (10th) day following delivery of written notice of such default or breach or the Closing
Date); or (ii) immediately prior to the Closing, if Sellers or the Company shall not have received, in a timely manner, any of the items to be delivered to it pursuant to this Agreement in form and substance reasonably satisfactory to it and its counsel or if any of the conditions specified in Section 14.1 have not been satisfied; or (iii) at any time prior to the Closing, if the Closing shall not have occurred by November 19, 2004 provided that none of Sellers nor the Company is then in default hereunder.

      14.2 Risk of Loss. Purchaser shall take possession of the Shares at the Closing on the Closing Date herein. Purchaser shall not acquire any title to or property rights in the Shares or the Company (or indirectly, through the Company or otherwise, the Assets) unless and until title to the Shares has passed to Purchaser in accordance with this Agreement and, accordingly, all risk of loss with respect to the Assets shall be borne by the Company and Sellers until title to the Shares has passed to Purchaser.

15.      Miscellaneous.

      15.1 Brokerage Fees. Sellers, jointly and severally, shall be exclusively liable for any brokerage fees or commission due to any broker, finder or investment banker engaged by the Company or any of Sellers. Purchaser shall be exclusively liable for any brokerage fees or commissions due to any broker, finder or investment banker engaged by it. Sellers (jointly and severally), on the one hand, and Purchaser, on the other hand, shall indemnify and hold harmless the other/s/ against any claim for brokerage fees or commissions (including all expenses and attorneys' fees) which may be asserted against such party by any broker, finder or investment broker alleged to have been retained by the Company or any of Sellers, on the one hand, or by Purchaser, on the other hand.

      15.2 Waivers. Any party may waive any default by any other party or the failure to fulfill any of the conditions to its obligations. Any waiver must be in writing.

      15.3 Notices. All notices and other communications under this Agreement shall be in writing and shall be deemed to have been duly given only if done in one or more of the following ways: (i) on the day of delivery if delivered personally, (ii) two days after the date of mailing if mailed by registered or certified first class mail, postage prepaid, (iii) the next business day following deposit with an overnight air courier service which guarantees next day delivery, or (iv) when sent by facsimile (with a copy simultaneously sent by registered or certified mail return receipt requested), to the other party at the following address (or to such person or persons or such other address or addresses as a party may specify by notice pursuant to this provision):

                      (a) If to Purchaser, to:


                           GPS Industries, Inc.
                           Suite 214, 5500 - 152nd Street
                           V3S 8E7
                           Attention: Robert C. Silzer, Sr.
                           Facsimile: 604-576-7460


                           With a copy to:


                           Loeb & Loeb, LLP
                           10100 Santa Monica Boulevard, Suite 2200
                           Los Angeles, CA 90067
                           Attention:  David L. Ficksman, Esq.
                           Facsimile:  (310) 282-2200

                       (b) If to Company, to:


                           Chad Huston
                           700 Lavaca St., Suite 720
                           Austin, TX  78701


                           With a copy to:


                           Strasburger & Price, LLP
                           600 Congress Avenue
                           Suite 1600
                           Austin, TX  78701
                           Attention: Spencer W. Stevens, Esq.
                           Facsimile: 512.499.3660

      15.4 Amendments. This Agreement may be amended, supplemented or modified by a writing signed by the appropriate officers of Purchaser, on the one hand, and Sellers and the appropriate officers of the Company, on the other hand.

      15.5 Expenses. Subject to Section 14.1 above and the indemnification otherwise provided for in this Agreement, Purchaser, on the one hand, and the Company and each of Sellers, on the other hand, shall bear its, his or her own expenses in connection with this Agreement and the transactions to effectuate this Agreement, including, without limitation, financial advisors', attorneys' and accountants' fees. Any sales or use tax and any applicable transfer taxes (other than income or franchise tax) arising from or out of the transactions contemplated by this Agreement shall be borne by Purchaser.

      15.6 Entire Agreement; No Electronic Writing. This Agreement contains the entire agreement and understanding of the parties and may not be amended except by a written agreement signed by each of the parties hereto. This Agreement supersedes any and all other prior or contemporaneous understandings. No electronic record or electronic signature (other than telephonic facsimile) shall be deemed to be a writing so as to satisfy any requirement under this Agreement that any agreement, waiver, amendment, notice or other instrument under or pursuant hereto be in writing.

      15.7 Governing Law. This Agreement shall be governed by and interpreted in accordance with the procedural and substantive laws of the State of Texas applicable to agreements made and to be performed in the State of Texas.

      15.8 Section and Paragraph Headings. The section and paragraph headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

      15.9 Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

      15.10 Parties in Interests. Nothing contained in this agreement, express or implied, is intended to confer upon any person or entity, other than the parties hereto and their permitted assignees, any rights or remedies under or by reason of this Agreement. No assignment of this Agreement or any rights hereunder by any party shall be given any effect without the prior written consent of the other party. Subject to the preceding sentences, this Agreement shall inure to the benefit of, and be binding upon, the parties hereto and their respective successors and assigns.

      15.11 Definition of Knowledge and Business Day. For purposes of Sections 4 and 5 of this Agreement, the term "knowledge" as applied to the Company or Sellers shall mean any and all information which was actually known by the applicable party or should have been known by Sellers For purposes of Section 6 of this Agreement, the term "knowledge" as applied to Purchaser shall mean any and all information which was actually known or should have been known by any of the executive officers of Purchaser including without limitation those persons signatory to the reports described in Section 5.10 hereof. The term "Business Day" as used in this Agreement shall mean a day (i) other than a Saturday or Sunday and (ii) on which commercial banks are open for business in Austin, Texas.

      IN WITNESS WHEREOF, the parties have executed this Agreement as of the day and year first above written.


                                   "PURCHASER"


                                   GPS INDUSTRIES, INC.


                                   By: /s/ Robert S. Silzer, Sr.,
                                      ------------------------------------------
                                      Robert S. Silzer, Sr., President


                                   "SELLERS"


                                   /s/ Charles Huston
                                   ---------------------------------------------
                                   Charles Huston


                                   /s/ Darryl Cornish
                                   ---------------------------------------------
                                   Darryl Cornish


                                   OPTIMAL GOLF SOLUTIONS, INC.


                                   By: /s/ Darryl Cornish
                                      ------------------------------------------
                                      Authorized Officer

                             PURCHASER'S CERTIFICATE

         Pursuant to Section 11.2(d) of that certain Stock Purchase Agreement, dated as of November 19, 2004 (the "Purchase Agreement") by and among Optimal Golf Solutions, Inc., a Texas corporation (the "Company"), and Darryl Cornish ("Cornish"), Charles Huston ("Huston") (collectively, Cornish and Huston are referred to as "Sellers"), on the one hand, and GPS Industries, Inc., a Nevada corporation (the "Purchaser") on the other hand, the undersigned hereby certify as follows:

                  The representations and warranties of the Purchaser in Section 6 of the Purchase Agreement are true and correct in all material respects at and as of the date hereof (except as to any changes resulting from transactions expressly reflected in the Purchase Agreement or contemplated thereby).

         Capitalized terms used herein without definition have the respective meanings assigned to them in the Purchase Agreement.

         IN WITNESS HEREOF, the undersigned have executed this certificate as of November 19, 2004.

                                          GPS INDUSTRIES, INC.


                                          By:  /s/ Robert C. Silzer, Sr.
                                          ------------------------------
                                               Robert C. Silzer, Sr.
                                               President & CEO
                                               GPS Industries, Inc.

                              SELLERS' CERTIFICATE


Pursuant to Section 11.1(c) of that certain Stock Purchase Agreement, dated as of November 19, 2004 (the "Purchase Agreement") by and among Optimal Golf Solutions, Inc., a Texas corporation (the "Company"), and Darryl Cornish ("Cornish"), Charles Huston ("Huston") (collectively, Cornish and Huston are referred to as "Sellers"), on the one hand, and GPS Industries, Inc., a Nevada corporation on the other hand, the undersigned hereby certify as follows:

                  The presentations and warranties of the Sellers in Section 5 of the Purchase Agreement are true and correct in all material respects at and as of the date hereof (except as to any changes resulting from transactions expressly reflected in the Purchase Agreement or contemplated thereby).

Capitalized terms used herein without definition have the respective meanings assigned to them in the Purchase Agreement.

IN WITNESS HEREOF, the undersigned have executed this certificate as of November 19, 2004.




                                 /s/ Darryl Cornish
                                 ---------------------------
                                 Darryl Cornish



                                 /s/  Charles Huston
                                 ---------------------------
                                 Charles Huston

                          OPTIMAL GOLF SOLUTIONS, INC.

                             SECRETARY'S CERTIFICATE



         Pursuant to Section 11.1(b) of that certain Stock Purchase Agreement, dated as of November 19, 2004 (the "Purchase Agreement") by and among Optimal Golf Solutions, Inc., a Texas corporation (the "Company"), and Darryl Cornish ("Cornish"), Charles Huston ("Huston") (collectively, Cornish and Huston are referred to as "Sellers"), on the one hand, and GPS Industries, Inc., a Nevada corporation on the other hand, the undersigned hereby certify as follows:

1. I am the secretary of the Company and as such, I am authorized to execute and deliver this Certificate on behalf of the Company.

2. Attached hereto as Exhibit A are true and correct copies of the resolutions of the Board of Directors of the Company authorizing the execution, delivery and performance of the Purchase Agreement and the consummation of the transactions contemplated thereby and such resolutions were duly adopted by unanimous written consent of the Board of Directors on November 19, 2004.

3. The following persons are on this date duly elected, qualified and acting officers of the Company, each holding the office or offices set forth opposite such person's name. Also set forth opposite the name of each officer is a genuine specimen of the signature of such officer.

         Name                         Title                Signature
         ----                         -----                ---------
         Greg Hadley                  President            /s/ Greg Hadley
                                                           ---------------------
         Darryl Cornish               Secretary            /s/ Darryl Cornish
                                                           ---------------------

         Capitalized terms used herein without definition have the respective meanings assigned to them in the Purchase Agreement.

         IN WITNESS WHEREOF, the undersigned has executed this certificate on behalf of the Company as of November 19, 2004.



                                                     /s/ Darryl Cornish Darryl
                                                     Cornish Secretary of
                                                     Optimal Golf Solutions,
                                                     Inc.

                                    Exhibit A


                               Purchase Agreement

                                  Schedule 4.3

                                    Consents


None.



                                                                  Execution Copy

                                  Schedule 4.4

                              Financial Information
                       (Balance Sheet and Income Statement
                        as of and for Year Ended 12.31.03
                         and Ten Months Ended 10.31.04)



                                                                  Execution Copy

                                  Schedule 4.5

                          Absence of Changes or Events

ProLink/ParView, Inc. has indicated to third parties that it won't pay its obligations under the license agreement with the Company in the event of this transaction.


                                                                  Execution Copy

                                  Schedule 4.7

                                      Taxes

Up to $100,000.00 Estimated Federal Income Tax Liability for 2004 taxes. Purchaser shall, within 21 days of the Closing Date, determine if it is possible for it to utilize its existing net operating losses ("NOL"s)to offset the Company's corporate tax liability and shall notify Sellers the results of its investigation. If it is not possible (under the tax laws) for Purchaser to utilize its NOLs, then such tax liability will be reimbursed to Purchaser by Sellers out of the Escrow Amount, if any.

State of Texas franchise taxes due on income earned by the Company after January 1, 2004.

                                                                  Execution Copy

                                  Schedule 4.8

                                     Assets

Name of Account                                                Account Number
---------------------------                                    ---------------

Chase Money Market Account                                     0998-1725-5365

Money Market Account                                           0998-1753-2465



                                                                  Execution Copy

                                  Schedule 4.10

                                  Real Property

None.


Execution Copy

                                  Schedule 4.11

                               Proprietary Rights

U.S. Patent No. 5,364,093

Tradename: Optimal Golf Solutions



                                                                  Execution Copy

                                  Schedule 4.12

                                    Insurance

None.


                                                                  Execution Copy

                                  Schedule 4.13

                               Material Contracts

1. Final Settlement Agreement and Mutual Release - Nov. 9, 1998 (Optimal & ProShot Golf, Inc.)

2. Nonexclusive License Agreement (Optimal & ProShot Golf, Inc.)

3. Settlement Agreement and Release - April 2002 (Optimal & Prolink, Inc.)

4. License Agreement - April 2002 (Optimal & Prolink, Inc.)

5. Option Agreement - April 2002 (Optimal & Prolink, Inc.)

6. Settlement Agreement - March 4, 2004 (Optimal & UpLink Corporation)

7. Nonexclusive License Agreement - March 4, 2004 (Optimal & UpLink Corporation)

8. Contingent Contracts with Attorneys Ted Pollasek and Ed Goldstein (Pollasek and Goldstein referred to herein as "Contingent Attorneys")*

9. Nonexclusive License Agreement (Optimal & SatComGolf)

10. Nonexclusive License Agreement (Optimal & ProLink/ParView, Inc.)

*The amounts paid to the Contingent Attorneys, if any, by Purchaser after the Closing Date, will be reimbursed by Sellers from the Escrow Amount, if any.



                                                                  Execution Copy

                                  Schedule 4.14

                                   Litigation

PPL Issue (as that term is defined in the Stock Purchase Agreement).



                                                                  Execution Copy

                                  Schedule 4.19

                                  Indebtedness

Promissory Note to Charles D. Huston ($2,806.00)

Promissory Note to Darryl J. Cornish ($250.00)



                                                                  Execution Copy

                                  Schedule 4.20

                           No Undisclosed Liabilities


1. Accounting Fees

2. Legal Fees


                                                                  Execution Copy

                                LIST OF EXHIBITS

Exhibit A                           Form of Leakage Agreement
Exhibit B                           Form of Security Agreement
Exhibit C                           Form of U.S. License Agreement
Exhibit D                           Form of Foreign License Agreement

                                   Exhibit A

                       [GPS Industries, Inc. - Letterhead]

                                November 19, 2004

To the Persons Set Forth
       on  Schedule  A Hereto

         Re:      Leakage Agreement

Gentlemen:

         Reference is made to that certain Stock Purchase Agreement (the "Purchase Agreement"), dated as of November 19, 2004, by and among Optimal Golf Solutions, Inc., a Texas corporation (the "Company"), and Charles Huston ("Huston"), Darryl Cornish ("Cornish") (collectively, Huston and Cornish are referred to as the "Shareholders") and GPS Industries, Inc., a Nevada corporation ("GPS"), pursuant to which the Shareholders sold all of their capital stock in the Company (the "Optimal Shares") to GPS for cash and shares of the common stock of GPS (the "GPS Shares").

         In connection with the purchase of the Optimal Shares, GPS has agreed to file a registration statement ("Registration Statement") covering the resale of the GPS Shares.

         In light of the foregoing transactions, GPS has determined that the prospect of sales of the GPS Shares held by the Shareholders within 360 trading days the date of the Registration Statement is declared effective by the Securities and Exchange Commission could be detrimental to GPS. Therefore, GPS has requested that, except as set forth herein, the Shareholders agree not to sell GPS Shares until the expiration of the Lock-Up Period. For purposes of this letter agreement, the term "Lock-Up Period" shall mean the period beginning with the date the Registration Statement becomes effective and ending on the date that is 360 consecutive trading days later.

         The undersigned recognizes that the Common Stock is, or may be, subject to certain restrictions on its transferability, including those imposed by federal and state securities laws. Notwithstanding these restrictions, the Shareholders have agreed to enter into this letter agreement to further assure certain of the shares of Common Stock, now held by the Shareholders, will not enter the public market.

         The Shareholders, therefore, hereby acknowledge and agree that except as provided herein the Shareholders will not, directly or indirectly, without the prior written consent of GPS, sell, offer, contract to sell, pledge, grant any option to purchase or otherwise dispose (collectively, a "Disposition") the shares of Common Stock set forth on Schedule A attached hereto (the "Lock-Up Shares), at any time during the Lock-Up Period. The foregoing restriction is expressly agreed to preclude, among other Dispositions, the holder of Lock-Up Shares from engaging in any hedging or other transaction which is designed to or reasonably expected to lead to or result in a Disposition of Lock-Up Shares during the Lock-Up Period, even if such Lock-Up Shares would be disposed of by someone other than such holder. Such prohibited hedging or other transactions would include, without limitation, any short sale (whether or not against the box) or any purchase, sale or grant of any right (including, without limitation, any put or call option) with respect to any Lock-Up Shares or with respect to any security (other than a broad-based market basket or index) that includes, relates to or derives any significant part of its value from the Lock-Up Shares. Notwithstanding the foregoing during the Lock-Up Period, the Shareholder's in the aggregate shall be permitted to Dispose of such Shareholder's Lock-Up Shares subject to the following: (i) during any three-month period not more than the greater of 2% of the outstanding shares of GPS's common stock, or (ii) not more than 8% of the daily trading volume on any one particular day using the average of the previous three trading days.

         Notwithstanding the foregoing, the Shareholders may transfer the Lock-Up Shares (i) as a bona fide gift or gifts, (ii) as a distribution to limited partners or shareholders of such person; provided, however, that in any such case it shall be a condition to the transfer that the transferee execute an agreement stating that the transferee is receiving and holding the Lock-Up Shares subject to the provisions of this letter agreement. Any transferor transferring pursuant to subsections (i) or (ii) above shall notify GPS in writing prior to the transfer. There shall be no further transfer of such Lock-Up Shares except in accordance with this letter agreement.

         In the event the Shareholders do not comply with the terms of this letter agreement, they also agree and consent to the entry of stop transfer instructions with GPS' transfer agent against the transfer of any Lock-Up Shares. Further, the transfer agent shall deliver a consent in writing to GPS, confirming its obligation to notify GPS in writing upon each removal of the stop transfer instructions.

                                  * * * * * * *

                  [Remainder of Page Intentionally Left Blank]

                    Executed this 19th day of November, 2004.

                                     Very truly yours,

                                     GPS Industries, Inc.

                                     By: /s/ Bob Silzer
                                         ---------------------------------------
                                         Name: Bob Silzer
                                         ---------------------------------------
                                         Title:     President and CEO

                                     ACCEPTED AND AGREED:

                                     "SHAREHOLDERS"

                                     /s/Darryl Cornish
                                     -------------------------------------------
                                     Darryl Cornish

                                     /s/ Chad Huston
                                     -------------------------------------------
                                     Chad Huston

                                   Schedule A

NAME                                                     TOTAL NUMBER OF LOCK-UP
                                                                         SHARES
Darryl Cornish

Chad Huston

                                   Exhibit B


                               SECURITY AGREEMENT

         This Security Agreement (this "Agreement") is made as of November 19, 2004, by and among GPS Industries, Inc., a Delaware corporation ("GPSI"), Optimal Golf Solutions, Inc., a Texas corporation ("Optimal") (collectively, GPSI and Optimal are hereinafter referred to as "Grantor") and Darryl Cornish ("Cornish") and Chad Huston ("Huston") (collectively, Cornish and Huston are hereinafter referred to as "Secured Party").

                                    RECITALS

         A. Pursuant to that certain Stock Purchase Agreement of even date herewith (the "Purchase Agreement"), among GPSI, as purchaser, and Secured Party, as seller, and Optimal, Secured Party has agreed to sell all of their shares in Optimal, whose primary assets are certain patents and licenses related thereto. All capitalized terms used herein without definition shall have the meanings ascribed to them in the Purchase Agreement.

         B. Secured Party is willing to sell all of their shares in Optimal to GPSI, but only upon the condition, among others, that GRANTOR shall grant to Secured Party a security interest in the Collateral (defined below).

         NOW, THEREFORE, THE PARTIES HERETO AGREE AS FOLLOWS:

         1. Grant of Security Interest. For good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, GRANTOR hereby transfers, assigns, and conveys to Secured Party, and grants a continuing security interest and mortgage to Secured Party, as security, in and to GRANTOR's entire right, title and interest in, to and under the following property, now owned or hereafter acquired by GRANTOR or in which GRANTOR now holds or hereafter acquires any interest (all of which shall collectively be called the "Collateral" for purposes of this Agreement):

                  (a) All letters patent of, or rights corresponding thereto in, the United States or any other country, all registrations and recordings thereof, and all applications for letters patent of, or rights corresponding thereto in, the United States or any other country, including, without limitation, registrations, recordings and applications in the United States Patent and Trademark Office or in any similar office or agency of the United States, any State thereof or any other country; all reissues, continuations, continuations-in-part or extensions thereof and all patents to be issued under any such applications set forth on Exhibit A attached hereto (collectively, the "Patents");

                  (b) Any and all claims for damages by way of past, present and future infringement of any of the rights included above, with the right, but not the obligation, to sue for and collect such damages for said use or infringement of the Patents identified above;

                  (c) All licenses or other rights to use any of the Patents and all license fees and royalties arising from such use to the extent permitted by such license or rights, including without limitation the licenses set forth on Exhibit B attached hereto (collectively, the "Licenses"); and

                  (d) All proceeds and products of the foregoing, including without limitation all payments under insurance or any indemnity or warranty payable in respect of any of the foregoing.

         Notwithstanding the foregoing the term "Collateral" shall not include any contract, instrument or chattel paper in which GRANTOR has any right, title or interest if and to the extent such contract, instrument or chattel paper includes a provision containing a restriction on assignment such that the creation of a security interest in the right, title or interest of GRANTOR therein would be prohibited and would, in and of itself, cause or result in a default thereunder enabling another person party to such contract, instrument or chattel paper to enforce any remedy with respect thereto; provided, however, that the foregoing exclusion shall not apply if (i) such prohibition has been waived or such other person has otherwise consented to the creation hereunder of a security interest in such contract, instrument or chattel paper, or (ii) such prohibition would be rendered ineffective pursuant to Sections 9-407(a) or 9-408(a) of Article 9 of the UCC, as applicable and as then in effect in any relevant jurisdiction, or any other applicable law (including the Bankruptcy
Code) or principles of equity); provided further that immediately upon the ineffectiveness, lapse or termination of any such provision, the term "Collateral" shall include, and GRANTOR shall be deemed to have granted a security interest in, all its rights, title and interests in and to such contract, instrument or chattel paper as if such provision had never been in effect; and provided further that the foregoing exclusion shall in no way be construed so as to limit, impair or otherwise affect Secured Party's unconditional continuing security interest in and to all rights, title and interests of GRANTOR in or to any payment obligations or other rights to receive monies due or to become due under any such contract, instrument or chattel paper and in any such monies and other proceeds of such contract, instrument or chattel paper.

         2. Secured Obligations. The security interests granted by this Agreement (the "Security Interests") constitute continuing security to secure payment and performance of all of Grantor's agreements, liabilities, and obligations to Secured Party under this Agreement and the Purchase Agreement.

         3. Priority of Security Interest. The Security Interest created and granted under this Agreement will be superior to any and all other security interests in the Collateral and will not be subordinated to any interest for any reason.

         4. Covenants and Warranties. GRANTOR represents, warrants, covenants and agrees as follows:

                  (a) GPSI or its wholly owned subsidiary Optimal is now the sole owner of the Collateral, except for non-exclusive licenses granted by GRANTOR to its customers in the ordinary course of business or the Licenses of Exhibit B;

                  (b) GRANTOR shall promptly advise Secured Party of any material change in the composition of the Collateral, including, but not limited to, any subsequent license under, or transfer or encumbrance of, the Patents, except for licenses granted to customers in the ordinary course of business.

                  (c) Except as may otherwise be provided for in the Purchase Agreement, GRANTOR shall use reasonable commercial efforts to (i) protect, defend and maintain the validity and enforceability of the Patents (ii) detect infringements of the Patents and promptly advise Secured Party in writing of material infringements detected and (iii) not allow any Patents to be abandoned, forfeited or dedicated to the public without the written consent of Secured Party, which consent shall not be unreasonably withheld;

                  (d)  GRANTOR  shall,  or cause  its  wholly  owned  subsidiary
Optimal to undertake, from time to time, execute and file such other instruments, and take such further actions as Secured Party may reasonably request from time to time to perfect or continue the perfection of Secured Party's interest in the Collateral. GRANTOR shall give Secured Party notice of all such applications or registrations; and

                  (e) GRANTOR shall not enter into any agreement that would materially impair or conflict with GRANTOR's obligations hereunder without Secured Party's prior written consent, which consent shall not be unreasonably withheld.

                  (f) GRANTOR shall, at its expense, defend Secured Party's right, title and security interest in and to the Collateral against the claims of any person or entity.

                  (g) Notwithstanding anything herein to the contrary, Grantor may (a) transfer or assign the Collateral provided that the transferee or assignee takes subject to the security interest granted herein and agrees to be bound by the terms of this Agreement and (b) grant a security interest in the Collateral provided that such security interest is subordinate and subject to the security interest of Secured Party granted herein.

         5. Further Assurances; Attorney in Fact.

                  (a) On a continuing basis, GRANTOR will make, execute, acknowledge and deliver, and file and record in the proper filing and recording places in the United States, all such instruments, including appropriate financing and continuation statements and collateral agreements and filings with the United States Patent and Trademark Office and states as Secured Party designates, and take all such action as may reasonably be deemed necessary or advisable, or as reasonably requested by Secured Party, to perfect Secured
Party's security interest in all Collateral and otherwise to carry out the intent and purposes of this Agreement, or for assuring and confirming to Secured Party the grant or perfection of a security interest in all Collateral.

                  (b) GRANTOR hereby irrevocably appoints Secured Party as GRANTOR's attorney-in-fact, with full authority in the place and stead of GRANTOR and in the name of GRANTOR, from time to time in Secured Party's discretion, to take any action and to execute any instrument which Secured Party may deem necessary or advisable to accomplish the purposes of this Agreement, including (i) to file, in its sole discretion, one or more financing or continuation statements and amendments thereto, relative to any of the Collateral without the signature of GRANTOR where permitted by law, and (ii) after the occurrence of an Event of Default, to transfer the Collateral into the name of Secured Party or a third party to the extent permitted under the Texas Business and Commerce Code.

         6. Events of Default. The occurrence of any of the following shall constitute an Event of Default under this Agreement:

                  (a) GRANTOR's failure to pay timely any amount due under the Purchase Agreement (whether by scheduled maturity, acceleration, demand, or otherwise);

                  (b) GRANTOR's failure to timely keep, observe, or perform any obligation, covenant, term, or provision contained or referred to in this Agreement or the Purchase Agreement;

                  (c) The levy of an attachment, execution, or similar process against any of the Collateral;

                  (d) Any assignment for the benefit of the creditors of GRANTOR, or the commencement of any bankruptcy or insolvency proceedings by or against GRANTOR;

                  (e) Any warranty or representation contained in the Purchase Agreement proves to be, or has been, false or misleading in any material respect when made or at any time thereafter; and

                  (f) A default occurs under the Purchase Agreement.

         7. Application of Payments and Proceeds. After an Event of Default, all payments received by Secured Party under the terms and conditions of this Agreement shall be applied (after deduction of all reasonable costs and expenses to preserve and enforce the obligations, indebtedness and liabilities secured by this Agreement, as well as to maintain and preserve the Collateral, including reasonable attorney's fees) against indebtedness, liabilities, duties and/or obligations secured hereby, but the order of such application shall be, to the extent allowed by law, at the discretion of Secured Party.

         8. Release of Claims. GRANTOR releases Secured Party from all claims for loss or damages caused by any failure to collect any moneys or properties due GRANTOR by reason of GRANTOR's interest in the Collateral, or to enforce any rights which GRANTOR may have by reason of GRANTOR's interest in the Collateral, or by any act or omission on the part of Secured Party, its agents or employees.

         9. No Estoppel or Waiver; Applicable Law. The delay or failure of Secured Party to enforce any of the terms and provisions hereof, or its delay or failure to declare a default hereunder, shall apply only in that particular instance and shall not operate as an estoppel or continuing waiver. The laws of the State of Texas shall govern the construction of this Agreement and the rights and duties of the parties hereunder with respect to all liabilities hereunder and all collateral therefore.

         10. Actions Not Affecting Indebtedness or Collateral. The Security Interests shall not be affected by or affect any other security taken for any indebtedness, obligation, duty or liability hereby secured, or any part thereof, and any extensions may be made of any such indebtedness, obligation, or liability without affecting the priority of the Security Interests or the validity thereof with reference to any third party; and the holder of any such indebtedness, obligation, or liability shall not be limited by any election of remedies if such holder chooses to foreclose any of the Security Interests by court proceedings. No renewal, extension, rearrangement or modification of any indebtedness, no release of GRANTOR as to all or any of the indebtedness, and no delay or omission in exercising any right or power hereto will in any manner impair or affect the Secured Party's rights hereunder.

         11. Invalid Provisions. If any provision hereof shall, for any reason, be held invalid or unenforceable, such invalidity or unenforceability shall not affect any other provision hereof, but the indebtedness, liabilities, and obligations secured hereby and this Agreement, shall be construed as if such invalid or unenforceable provision had never been contained herein. Any such invalid or unenforceable provision shall be replaced with a provision as similar in terms to such invalid or unenforceable provision as possible, and be valid and enforceable.

         12. No Assumption. Secured Party is not, by the taking of this Agreement, assuming or agreeing to assume any obligation or liability on the part of Debtor, nor shall any subsequent foreclosure on the part of Secured Party of the security interest created hereby constitute, or be construed to be, an assumption by either Secured Party, or any purchaser of any of the Collateral, of any obligation or liability on the part of Debtors, whether now existing or hereafter arising.

         13. Control After Default. Upon an Event of Default, Secured Party may, in its sole discretion, have full control of the Collateral. Secured Party's control of the Collateral shall include, without limitation, the right to foreclose the security interests securing payment of the indebtedness in accordance with this Agreement.

         14. Amendments. This Agreement may be amended only by a written instrument signed by both parties hereto.

         15. Parties Bound. "Secured Party" and "GRANTOR," as used in this Agreement, include any successor, representative, receiver, trustee, custodian, or assign of any of such parties.

         16. Captions. The part and section captions appearing in this Agreement are for convenience only and will not be given any substantive meaning or significance whatever in construing the terms and provisions of this Agreement.

         17. Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original but all of which together shall constitute the same instrument.


                                  * * * * * * *

    [Remainder of this page intentionally left blank; signature pages follow]

         IN WITNESS WHEREOF, the parties hereto have executed this Agreement on the day and year first above written.

                                               GPSI:

Address of GPSI:                               GPS Industries, Inc.

Suite 214, 5500-152nd Street                   By: /s/ Robert C. Silzer, Sr.
Surrey, BC, Canada V3S 5J9                         --------------------------
Attn: Chief Executive Officer                  Name:   Robert C. Silzer, Sr.
                                               Its:    President and CEO

                                               Optimal:

Address of Optimal:                            Optimal Golf Solutions, Inc.

Suite 214, 5500-152nd Street                   By: /s/ Robert C. Silzer, Sr.
Surrey, BC, Canada V3S 5J9                         --------------------------
Attn: Chief Executive Officer                  Name:   Robert C. Silzer, Sr.
                                               Its:    President and CEO


                                               SECURED PARTY:

Address of Secured Party:                      Darryl Cornish


8017 Davis Mountain Pass                       /s/ Darryl Cornish
Austin, TX 78726                               ------------------------------
                                               Darryl Cornish


                                               Chad Huston


Daffer McDaniel LLP                            /s/ Chad Huston
700 Lavaca, Ste 720                            ------------------------------
Austin, TX 78701                               Chad Huston

                                    EXHIBIT A


                                     Patents


o U.S. Patent No. 5,364,093, issued November 15, 1994, for "Golf Distance Measuring System and Method."

o U.S. Patent No. 5,751,244 assigned to GPSI and entitled "Method and Apparatus for Calibration of a GPS Receiver."

o Canadian Patent Application No. 2,134,737 entitled "Method and Apparatus for Message Display on a Golf Course."

                                   EXHIBIT B

                                   Licenses

Description                          Company                          Date

                              ProLink/ParView, LLC

                                SatComGolf, Ltd.

                               Uplink Corporation

                            Proshot Golf Partners, LP

                                  Parview, Inc.

                                  Prolink, Inc.

                                   Exhibit C


                            PATENT LICENSE AGREEMENT

         This License Agreement ("Agreement") is entered into as of the 19th day of November, 2004 (the "Effective Date"), by GPS Industries, Inc., a Nevada corporation having its principal place of business in Vancouver, B.C. Canada ("GPSI") and Optimal Royalty, L.P., a Texas limited partnership having its principal place of business at 8017 Davis Mountain Pass, Austin, Texas 78720 ("Optimal").

                                    RECITALS

         Optimal Golf Solutions, Inc. has patent rights pertaining to distance measurement and tracking on a golf course using global positioning system ("GPS") and is selling its shares to GPSI concurrently with this Agreement. The shareholders of Optimal Golf Solutions, Inc. desire to receive, and GPSI desires to grant, the exclusive license to develop, make, have made, use, sell, offer for sale, import, lease and otherwise dispose of products under such patent rights limited to the consumer handheld field; such shareholders have nominated Optimal Royalty, L.P. to receive such exclusive license.

         Therefore, in consideration of the foregoing and the mutual terms set forth herein, the parties agree as follows:

1.       DEFINITIONS

         1.1 "Consumer Handheld Field" means all handheld devices sold through LICENSEE's chain of distribution for distance measurement on a golf course using GPS which does not utilize a local area differential correction and base station installed on a golf course.

         1.2 "Continuation" means, with respect to patents and patent applications, a re-filing of a specification filed in a prior patent application for which priority is claimed in whole or in part, with or without the presence of new matter or of matter or claims divided from the prior patent application, and without regard to whether or not a patent has matured from the prior patent application.

         1.3  "Course" means a golf course.

         1.4 "Course Management" means tracking the position of a golfer on a Course with Licensed Products or Licensed Methods using GPS.

         1.5  "Distance   Measurement"  means  measuring  distance  from  a  GPS
              receiver on a Course to a feature on the Course with Licensed Products or Licensed Methods using GPS.

         1.6 "Licensed Patents" means U.S. Patent No. 5,364,093 issued on November 15, 1994 assigned to GPSI and entitled "Golf Distance Measuring System and Method", U.S. Patent No. 5,751,244 assigned to GPSI and entitled "Method and Apparatus for Calibration of a GPS Receiver" and Canadian Patent Application No. 2,134,737 entitled "Method and Apparatus for Message Display on a Golf Course."

         1.7 "Licensed Methods" means methods relating to Distance Measurement and/or Course Management on a Course using GPS in the Consumer Handheld Field which in the absence of this Agreement would infringe at least one claim of the Licensed Patents.

         1.8 "Licensed Products" means a system for Distance Measurement and/or Course Management on a Course using GPS in the Consumer Handheld Field which in the absence of this Agreement would infringe at least one claim of the Licensed Patents.

         1.9 "Licensed Territory" means the United States and Canada and any region in which an activity of Optimal is covered by a Licensed Patent.

2.       GRANT

         2.1 GPSI grants to Optimal a perpetual, non-terminable, royalty-free, exclusive (except as to GPSI ) license under the Licensed Patents in the Consumer Handheld Field, to develop, make, have made, use, sell, offer for sale, lease, import, distribute and otherwise dispose of Licensed Products and to practice Licensed Methods in and into the Licensed Territory. The foregoing grant shall include Optimal's chain of distribution, suppliers, distributors, OEM partners, agents, and related companies engaged in the manufacture, use, offering for sale, sale or importation of Licensed Product, and to all subsequent users or purchasers of any Licensed Product. Optimal shall have the right to sublicense the Licensed Patents within the scope of the license granted herein, and Optimal may license or sublicense the Licensed Products to end users.

         2.2 GPSI shall retain a nonexclusive, royalty-free perpetual right and license under the Licensed Patents in the Consumer Handheld Field to develop, make, have made, use, sell, offer for sale, lease, import, distribute and otherwise dispose of Licensed Products and to practice Licensed Methods in and into the Licensed Territory. GPSI shall not have the right to sublicense the Licensed Patents in the Consumer Handheld Field except GPSI may license or sublicense the Licensed Products to end users.

3.       PATENT MARKING.

         No patent marking of the Licensed Patents shall be required of Optimal, subject to the proviso that, to the extent Optimal marks any Licensed Products with any patent numbers other than the Licensed Patents, Optimal shall also include the patent marking under the Licensed Patents.

4.       ASSIGNABILITY

         4.1. Except as set forth in this Article 4, this Agreement and the rights, licenses and obligations hereunder may not be assigned by Optimal without the express written consent of GPSI. This Agreement shall be binding upon and inure to the benefit of the Parties hereto, their permitted assigns, trustees or receivers in bankruptcy or successors by merger, purchase of assets or otherwise.

         4.2. GPSI acknowledges that Optimal is the nominee of Darryl Cornish and Chad Huston and consents to the substitution of such nominee upon notice as provided herein. GPSI agrees that Optimal may license or assign this Agreement to an entity organized to commercialize consumer GPS golf handhelds, currently designated AssistantPro, Inc. a Texas corporation organized for that purpose, or a substitute nominee.

         4.3. Optimal may assign this Agreement and the rights and obligations hereof to an acquirer of substantially all of the assets of Optimal.

         4.4. GPSI shall have the right to assign this Agreement, and the rights, licenses and obligations.

5.       WARRANTIES, DISCLAIMERS AND INDEMNIFICATION

         5.1 GPSI Representations and Warranties. GPSI represents and warrants to Optimal, as of the Effective Date of this Agreement, that:

                  5.1.1 GPSI is sole and exclusive owner of the identified Licensed Patents, has the power to enter into this Agreement and to grant the license granted herein to Optimal, and no consent of any other person is required therefor;

                  5.1.2 GPSI is not engaged in any (and knows of no pending) claims actions, suits, or proceedings relating to the Licensed Patents. GPSI will give immediate written notice to Optimal of any such event which becomes known to it during the term of this Agreement; and

                  5.1.3 GPSI is not party to an existing agreement with any other party that conflicts with this Agreement or the license granted herein to Optimal.

         5.2 GPSI Warranty Disclaimer. GPSI DISCLAIMS ANY WARRANTY AS TO VALIDITY OF THE LICENSED PATENTS, NON-INFRINGEMENT OF LICENSED PRODUCTS, AND ANY WARRANTY AS TO THE ACCURACY, SUFFICIENCY OR SUITABILITY OF THE LICENSED PRODUCTS AND ASSUMES NO RESPONSIBILITY OR LIABILITY FOR LOSS OR DAMAGES, WHETHER DIRECT, INDIRECT, CONSEQUENTIAL, OR INCIDENTAL WHICH MIGHT ARISE OUT OF ANOTHER'S USE OF THE LICENSED PRODUCTS, WHICH SHALL BE ENTIRELY AT OPTIMAL'S OR ITS SUBLICENSEE'S RISK AND PERIL.

         5.3 Optimal Representations and Warranties. Optimal represents and warrants to GPSI, as of the Effective Date of this Agreement, that:

                  5.3.1 Optimal has the power to enter into this Agreement and no consent of any other person is required therefor;

                  5.3.2 Optimal is not engaged in any (and knows of no pending) claims actions, suits, or proceedings relating to the Licensed Patents. Optimal will give immediate written notice to GPSI of any such event which becomes known to it during the term of this Agreement.

6.       LIMITATION OF LIABILITY

         IN NO EVENT SHALL EITHER PARTY HAVE ANY LIABILITY FOR ANY INDIRECT, INCIDENTAL, SPECIAL CONSEQUENTIAL OR RELIANCE DAMAGES (INCLUDING ANY LIABILITY TO THE OTHER PARTY FOR LOST PROFITS OR BUSINESS OPPORTUNITIES) HOWEVER, CAUSED AND ON ANY THEORY OF LIABILITY (INCLUDING NEGLIGENCE), ARISING OUT OF THIS AGREEMENT, INCLUDING (BUT NOT LIMITED TO ) LOSS OF ANTICIPATED PROFITS, EVEN IF SUCH PARTY HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES.

7.       GPSI OBLIGATION TO MAINTAIN

         GPSI shall be obligated to continue to maintain the Licensed Patents by payment of the required patent maintenance fees. GPSI shall keep Optimal timely informed as to the maintenance of the Licensed Patents. If at any time Optimal determines that GPSI is not performing its obligation to maintain the Licensed Patents under this Article 7, Optimal has the right to assume control of (and GPSI agrees to assist Optimal with) such patent maintenance.

8.       INFRINGEMENT BY THIRD PARTIES

         In the event of third party infringement of a Licensed Patent in the Consumer Handheld Field, Optimal shall have the right and discretion to take actions (including filing a lawsuit) for the abatement of such infringement. GPSI consents to cooperate and reasonably assist with Optimal's efforts to abate any infringement, including consenting to joinder as a plaintiff if necessary, provided GPSI is reimbursed for its reasonable time and expense. In any action to abate infringement of a Licensed Patent in the Consumer Handheld Field Optimal shall control all aspects of the action. Any award, settlement or recovery shall be apportioned first, to reimburse Optimal and GPSI their litigation expense, with the balance apportioned to Optimal.

9.       TERM AND TERMINATION

         9.1 The term of this Agreement shall commence on the Effective Date hereof, and shall continue in effect for so long as any claim in any of the Licensed Patents is valid and subsisting, unless terminated earlier as provided in this section.

         9.2 This Agreement may be terminated by mutual, written agreement of the parties.

         9.3 This Agreement may be terminated if a party to this Agreement commits a material breach of any material provision herein upon written notice to the defaulting party and such default is not cured within 45 days of such notice.

         9.4 All rights and licenses granted under or pursuant to this Agreement by GPSI to Optimal are, and shall otherwise be deemed to be, for purposes of Section 365(n) of Title 11, U.S. Code (the "Bankruptcy Code"), licenses and rights to "intellectual property" as defined under Section 101 of the Bankruptcy Code. The Parties agree that Optimal, as licensee of such rights under this Agreement, shall retain and may fully exercise all of its rights and elections under the Bankruptcy Code. In the event that GPSI otherwise defaults under this Agreement or otherwise ceases, discontinues or terminates all business activity, this Agreement and license shall survive such dissolution, default, cessation, discontinuation or termination.

10.      EFFECT OF TERMINATION AND EXPIRATION

         10.1 Effect of Termination. Upon early termination of this Agreement under Paragraphs 9.2 and 9.3 of Article 9 hereof, the license granted herein to Optimal may only terminate upon early termination of this Agreement due to a Optimal material breach, except that Optimal shall have the right thereafter to sell or lease its inventory of Licensed Products remaining on the date of the termination.

         10.2 Survival.   Articles   10-12  and  Paragraph  13.3  shall  survive
              expiration or termination of this Agreement.

11.      DISPUTES

         11.1 Any dispute arising out of or relating to this Agreement shall be resolved exclusively in accordance with the procedures specified in this Article 11.

         11.2. The Parties shall attempt in good faith to resolve any dispute arising out of or relating to this Agreement by negotiation between executives who have authority to settle the controversy and who are at a higher level of management than the persons with direct responsibility for administration of this contract. Any Party may give the other Party written notice of any dispute not resolved in the normal course of business. Such notice shall include (a) a statement of that

                  Party's position and a summary of arguments supporting that position, and (b) the name and title of the executive who will be representing that Party and of any other person who will accompany the executive in the negotiations. Within fifteen
                  (15) days after delivery of the notice, the receiving Party shall respond with (a) a statement of that Party's position and a summary of arguments supporting that position, and (b) the name and title of the executive who will represent that Party and of any other person who will accompany the executive in the negotiations. Within thirty (30) days after delivery of the initial notice, the executives of both Parties shall meet at a mutually acceptable time and place and thereafter as often as they reasonably deem necessary to attempt to resolve the dispute. All reasonable requests for information made by one Party to the other will be honored. All negotiations pursuant to this clause are confidential and shall be treated as compromise and settlement negotiations for purposes of applicable rules of evidence.

         11.3. If the dispute has not been resolved by the negotiation process specified in section 11.2, within forty-five (45) days following the initial notice, the Parties shall endeavor to settle the dispute by mediation under the then current CPR Mediation Procedure published by the CPR Institute for Dispute Resolution (NYC). Unless otherwise agreed, the Parties will select a mediator from the CPR Panels of Distinguished Neutrals.

         11.4. Any dispute which has not been resolved by a non-binding procedure as provided herein, within one-hundred twenty (120) days of the initiation of such procedure, shall be resolved by binding arbitration in accordance with the then current CPR Rules for Non-Administered Arbitration by a panel of three arbitrators. The arbitration shall be governed by the Federal Arbitration Act, 9 U.S.C. ss.ss. 1-16, and judgment upon the award rendered by the arbitrators may be entered by any court having jurisdiction thereof. The place of mediation and arbitration shall be Chicago, Illinois. The arbitrators may enter injunctive relief, including specific performance, both pendent lite and permanent, but are not empowered to award damages in excess of compensatory damages; each Party expressly waives and foregoes any right to punitive, exemplary or similar damages.

         11.5.    The foregoing  provisions in this Article 11  notwithstanding, either Party may at any time initiate an arbitration proceeding in accordance with the provisions of section 11.4 if that Party faces immediate and irreparable harm requiring the entry of a temporary restraining order, preliminary injunction or a like remedy to preserve the status quo ante. The application for this extraordinary relief may be made unilaterally and the Party seeking that relief may invoke such emergency provisions as are permitted under the applicable CPR Rules, including the appointment of arbitrators by CPR on an expedited basis. During the pendency of any proceedings or the application of any emergency relief under this section 11.5, the Parties shall nevertheless conform to the dispute resolution procedures set forth in this Article 11.

12.      NOTICES

         Any notice or report made by either party shall be considered proper and effective if mailed by registered mail addressed as shown below, or delivered in person and in writing. Optimal and GPSI agree to notify all other parties of any changes.

                  If to Optimal:    Optimal Royalty, L.P.
                                    8017 Davis Mountain Pass
                                    Austin, Texas  78720
                                    Attention:  Darryl Cornish

                  With copy to:     Daffer McDaniel, L.L.P.
                                    700 Lavaca
                                    Suite 720
                                    Austin, TX  78701
                                    Facsimile No.:  (512) 703-1260
                                    Attention: Chad Huston

                  If to GPSI:

                           GPS Industries, Inc.
                           Suite 214, 5500 - 152nd Street
                           V3S 8E7
                           Attention: Robert C. Silzer, Sr.
                           Facsimile: 604-576-7460

                           With a copy to:

                           Loeb & Loeb, LLP
                           10100 Santa Monica Boulevard, Suite 2200
                           Los Angeles, CA 90067
                           Attention:  David L. Ficksman, Esq.
                           Facsimile:  (310) 282-2200



                  or to such changed address as shall have been designated by notice.

13.      GENERAL PROVISIONS

         13.1 Waiver or Modification. The waiver, amendment or modification of this Agreement or any right or obligation hereunder shall not be effective unless agreed to by each of the parties in writing.

         13.2 Force Majeure. Neither party will be deemed in default of this Agreement to the extent that performance of its obligations or attempts to cure any breach are delayed or prevented by reason of any act of God, fire, natural disaster, accident, act of government, shortages of material or supplies or any other cause beyond the control of such party, provided that such party gives the other party written notice thereof promptly and, in any event, within thirty (30) days of discovery thereof and uses good faith efforts to so perform or cure. In the event of such a Force Majeure, the time for performance or cure will be extended for a period equal to the duration of the Force Majeure but not in excess of six (6) months unless agreed to by both parties in writing.

         13.3 Governing Law. This Agreement shall be governed by the laws of the State of Delaware.

         13.4 Severability. If any provisions of the Agreement or the application of any such provision shall be held to be contrary to law, the remaining provisions of this Agreement shall continue in full force and effect.

         13.5 Entire Agreement. The parties acknowledge that this Agreement expresses their entire understanding and agreement with respect to Licensed Products sold or installed after the Effective Date of this Agreement, and that there have been no warranties, representations, covenants or understandings made by either party to the other except such as are expressly set forth herein.

14.      EXECUTION

         Optimal Royalty, LP                       GPS Industries, Inc.

         By: /s/ Darryl Cornish                    /s/ Robert C. Silzer Sr.
             -----------------------------
         By
             -----------------------------

         Name:   Darryl Cornish                    November 19th
               ---------------------------
         Name:
               ---------------------------

         By Optimal Golf Solutions, LLP, its

         General partner

         Title: (General Partner
                --------------------------

         Date: November 19th, 2004
               ---------------------------

         Date:
               ---------------------------

                                    EXHIBIT A

                                LICENSED PATENTS


o U.S. Patent No. 5,364,093, issued November 15, 1994, for "Golf Distance Measuring System and Method."

o U.S. Patent No. 5,751,244 assigned to GPSI and entitled "Method and Apparatus for Calibration of a GPS Receiver."

o Canadian Patent Application No. 2,134,737 entitled "Method and Apparatus for Message Display on a Golf Course."

                                   EXHIBIT D


                     NON-EXCLUSIVE PATENT LICENSE AGREEMENT

         THIS AGREEMENT, made effective as of the 19th day of November, 2004, is by and between GPS Industries, Inc., a corporation of the State of Nevada, including its Affiliates (as hereinafter defined) (collectively "LICENSOR"), and Optimal Royalty LP., a limited partnership of the State of Texas, including its Affiliates (as hereinafter defined) (collectively "LICENSEE"); LICENSOR and LICENSEE being sometimes referred to herein either collectively as "the Parties" or individually as a "Party":

         LICENSOR owns certain international patents, e.g. in Japan, Australia, and certain European countries (hereinafter further defined and referred to as "Licensed Patents"), which relate to certain distance and management systems and methods using GPS; and,

         LICENSEE wishes to obtain, and LICENSOR is willing to grant, a non-exclusive license under the Licensed Patents (as hereinafter further defined) in the Licensed Territory (as also hereinafter defined);

         NOW, THEREFORE, in consideration of the mutual covenants contained herein, the Parties hereto agree as follows:

                                   ARTICLE 1.

                                   DEFINITIONS

         As used in this Agreement, the following capitalized terms, whether used in the singular or plural, shall have the following meanings:

         1.1. "Licensed Patents" means the international patents as listed on Exhibit A.

         1.2. "Licensed Product" means any system in the Consumer Handheld Field for Distance Measurement and/or Course Management on a golf course using GPS made or sold by LICENSEE wherein the manufacture, use, offer for sale, sale or importation of software or hardware would, but for the rights and licenses granted herein, constitute an infringement of a valid and enforceable claim of a subsisting Licensed Patent.

         1.3. An "Affiliate" of a Party means a corporation or other entity controlled by, controlling, or under common control with LICENSOR or LICENSEE. For the purpose of this Agreement, "control" or "controlling" means (a) the ownership, directly or indirectly, of more than fifty percent (50%) of the voting stock or analogous interest in such corporation or other entity; or (b) the existence of any other relationship between LICENSOR or LICENSEE and such other corporation or entity which results in effective managerial control by one over the other, regardless of whether such control is continuously exercised.

         1.4. "Licensed Territory" means the countries and jurisdictions in which LICENSOR now or in the future holds a Licensed Patent.

         1.5. "Effective Date" means the date first referenced above.

         1.6 "Net Sales" means gross revenues received by LICENSEE or its sublicensee from the sale or lease of Licensed Product as separate articles of commerce, less any and all (i) taxes, duties and tariffs imposed on the manufacture, sale, transfer, importation, transportation or storage thereof;
(ii) packing, transportation and insurance costs for delivery thereof; (iii) credits, discounts, allowances and returns actually granted thereon; and (iv) commissions actually paid to any independent dealer, distributor, sales representative or agent in connection with sales thereof.

         1.7 "Consumer Handheld Field" means all handheld devices sold through LICENSEE's chain of distribution for distance measurement on a golf course using GPS which does not utilize a local area differential correction and base station installed on a golf course.

                                   ARTICLE 2.

                                GRANT OF LICENSE

         2.1. Subject to the terms and conditions of this Agreement, LICENSOR hereby grants to LICENSEE a non-exclusive right and license in each country of the Licensed Territory under the Licensed Patents to make, have made, use, sell, offer for sale, lease, import and otherwise dispose of Licensed Products and to practice any method or process in connection therewith in the Licensed Territory.

         2.2. The license granted in section 2.1 attaches to all Licensed Products and the sale, offer for sale, use and other disposition of Licensed Products or the practice of any method or process in connection therewith by any entity or person in LICENSEE's chain of distribution, including without limitation LICENSEE's customers or such other party in possession of Licensed Products.

         2.3. The license granted in section 2.1 does not include the right for LICENSEE to grant sublicenses under the Licensed Patents. The rights granted to LICENSEE to have Licensed Products made for and on its behalf and to pass through to LICENSEE's customers the rights to use Licensed Products for their ordinary and intended purposes, including the practice of any process or method in the consumer hand-held field in connection therewith, shall neither be deemed a separate sublicense nor the right in LICENSEE to grant any such sublicense. The license granted in section 2.1 does not extend to the use of a third party product not originally made, sold or licensed by LICENSEE.

         2.4 The license granted in section 2.1 does not include the right of LICENSEE to have a sales office in the Licensed Territory.

                                   ARTICLE 3.

                                  CONSIDERATION

         3.1. In consideration for the rights and license granted to LICENSEE under this Agreement, LICENSEE agrees to pay to LICENSOR a royalty of 5% of Net Sales of Licensed Product sold in the Licensed Territory. Payment shall be made to LICENSOR at its offices at Vancouver, Canada or such banking institution as LICENSOR may direct, in legal tender of the United States of America.

                                   ARTICLE 4.

                               REPORTS AND RECORDS

         4.1 Within ninety (90) days after the first day of January and July in each calendar year, LICENSEE shall render a written report showing its sales and computation of royalties for sales made by it during the previous calendar half-year with respect to all sales subject to royalties under Article 3 of this Agreement, and shall simultaneously pay the royalties due with respect to such sales in accordance with Article 3 hereof.

         4.2 Royalties on the Net Sales Price of Licensed Products shall accrue and be computed in the currency of the country in which such sales shall have been made by LICENSEE and such royalties shall be payable by LICENSEE according to instructions by LICENSOR in the United States in United States Dollars, using as the rate of exchange the prevailing official buying price in United States Dollars paid in New York, U.S.A., for a banker's check drawn in the currency involved on banks abroad in the country involved, at the applicable rate of exchange at the date of remittance or on the last day of the ninety (90) day period mentioned in Paragraph 4.1 above, whichever is earlier.

         4.3 If by law, regulations, or fiscal policy of a particular country, conversion into or transfer to United States Dollars is restricted or forbidden, notice thereof in writing will be given to LICENSOR and payment of the royalty shall be made through such lawful means or methods as LICENSOR may designate. Failing the designation by LICENSOR of such lawful means or methods as aforesaid within sixty (60) days after the aforementioned notice is given to LICENSOR, the payment of royalty by LICENSEE shall be made by the deposit thereof in local currency to the credit or LICENSOR in a recognized banking institution in such particular country designated by LICENSOR or, if none be designated by LICENSOR within the period of sixty (60) days as aforesaid, then in a recognized banking institution notified to LICENSOR by LICENSEE. When in any country the law or regulations prohibits both the transmittal and deposit of royalties on sales in such a country, royalty payments shall be suspended for as long as such prohibition is in effect and as soon as such prohibition ceases to be in effect, all royalties which LICENSEE would have been under obligation to transmit or deposit, but for the prohibition, shall forthwith be deposited or transmitted promptly to the extent allowable as the case may be.

         4.4 Any and all taxes levied by a proper taxing authority and paid by LICENSEE on account of royalties accruing to LICENSOR under this Agreement, remittable from a country in which provision is made in the law or by regulation for withholding, may be deducted from such royalty payable by LICENSEE to LICENSOR provided LICENSOR may obtain the benefit of such deduction by way of a tax credit and provided proof of payment is secured and sent promptly by LICENSEE to LICENSOR as evidence of such payment.

         4.5 LICENSEE shall maintain full, true and accurate books of account and other records containing all particulars which may be required to ascertain and verify the royalties payable by it under this Agreement. Said books, records, and all supporting data shall be available at all reasonable times and for a period of three (3) years following the reporting to the inspection of any independent certified accountant retained by LICENSOR, at its expense, for the purpose and to whom LICENSEE has no reasonable objection; provided, however, that such accountant shall report to LICENSOR only as to the accuracy of the royalty statements and payments and in no event shall reveal LICENSEE's costs of production, quantities or prices to individual customers, or like information. In the event of disagreement between the accountant and LICENSEE as to the accuracy of the royalty statements and/or payments, additional information shall be of such a nature and in an amount sufficient only to effect resolution of the disagreement.

                                    ARTICLE 5

                              TERM AND TERMINATION

         5.1. The rights and licenses granted under this Agreement shall commence on the Effective Date.

         5.2. Unless this Agreement is sooner terminated by either Party pursuant to the provisions hereof, this Agreement shall in each country of the Licensed Territory remain in force and effect during the pendency and until the expiration of the last-to-expire of the Licensed Patents in effect in such country.

         5.3. Either Party shall have the right to terminate this Agreement in the event the other Party breaches a material term or condition of this Agreement and fails to cure such breach within sixty days following written notice thereof, and as conditioned by the dispute resolution process set forth in Article 10 below.

         5.4. In the event this Agreement is terminated in accordance with the provisions of section 5.3, all licenses attaching to Licensed Products made or sold by LICENSEE prior to the effective date of termination shall remain in full force and effect including, without limitation, the rights to use Licensed Products by any party in possession thereof and to practice any method or process in connection therewith. In the event a Party hereto improperly declares the termination of this Agreement, the other Party may immediately seek a temporary restraining order, to be issued in accordance with the provisions of
Article 10 hereof, and any such improper notice of termination shall have no force or effect unless and until the arbitrators appointed under Article 10 rule in favor of the Party declaring this Agreement to have been terminated. In the event of termination for a material breach by LICENSOR that remains unremedied, in addition to any other right or remedy LICENSEE may have, all rights granted by LICENSOR to LICENSEE hereunder shall be deemed fully paid and all obligations of LICENSEE fully discharged.

         5.5. Upon the termination of this Agreement, LICENSEE shall have the right to dispose of all Licensed Products then on hand, including work in process, and to complete all orders for Licensed Products on hand as of the date of termination and such Licensed Products shall carry the pass through license specified in section 2.2 hereof.

         5.6. Neither termination nor expiration of this Agreement shall terminate LICENSEE's obligation to pay the consideration set forth in section
3.1 except that termination or expiration of a Licensed Patent in a country shall terminate LICENSEE'S obligation to pay royalties for product sold in that country.

         5.7. All rights and licenses granted under or pursuant to this Agreement by LICENSOR to LICENSEE are, and shall otherwise be deemed to be, for purposes of Section 365(n) of Title 11, U.S. Code (the "Bankruptcy Code"), licenses and rights to "intellectual property" as defined under Section 101 of the Bankruptcy Code. The Parties agree that LICENSEE, as licensee of such rights under this Agreement, shall retain and may fully exercise all of its rights and elections under the Bankruptcy Code.

         5.8 In the event of termination of this Agreement, LICENSEE shall not be relieved of its duty and obligation to pay royalties and any other payments which may have accrued up to the effective date of such termination.

                                   ARTICLE 6.

                                  ASSIGNABILITY

         6.1. Except as set forth in this Article 6, this Agreement and the rights, licenses and obligations hereunder may not be assigned by LICENSEE without the express written consent of the LICENSOR. However, LICENSOR acknowledges that LICENSEE is the nominee of Darryl Cornish and Chad Huston and consents to the substitution of such nominee upon notice as provided herein. This Agreement shall be binding upon and inure to the benefit of the Parties hereto, their permitted assigns, trustees or receivers in bankruptcy or successors by merger, purchase of assets or otherwise.

         6.2. In the event of any reorganization of LICENSEE's business, including, without limitation, the divestiture of any business, including any Affiliate, the rights and privileges granted to LICENSEE herein shall attach to and benefit such divested entity or business, provided that such rights and privileges shall extend only to such divested entity or business or any extensions or expansions thereof occurring in the ordinary course of operating such entity or business and provided that LICENSEE is and remains in compliance with the terms and conditions of this Agreement.

         6.3. LICENSEE may assign this Agreement and the rights and obligations hereof to an acquirer of substantially all of the assets of LICENSEE. Such transfer shall become effective upon the delivery of notice as provided herein.

         6.4. LICENSOR agrees that LICENSEE may license or assign this Agreement to an entity organized to commercialize consumer GPS golf handhelds, currently designated AssistantPro, Inc. a Texas corporation organized for that purpose, or a substitute nominee.

         6.5. LICENSOR shall have the right to assign this Agreement and the rights and obligations hereof.

                                   ARTICLE 7.

                                     NOTICE

         7.1. Any notice or communication required or permitted to be given by either Party hereunder shall be in written form and shall be considered to be sufficiently given if mailed by registered or certified mail or transmitted by overnight courier, addressed to the Parties hereto as follows:

             To LICENSEE:

                           Chad Huston
                           700 Lavaca St., Suite 720
                           Austin, TX  78701

                           With a copy to:

                           Strasburger & Price, LLP
                           600 Congress Avenue
                           Suite 1600
                           Austin, TX  78701
                           Attention: Spencer W. Stevens, Esq.
                           Facsimile: 512.499.3660

                           To LICENSOR:

                           GPS Industries, Inc.
                           Suite 214, 5500 - 152nd Street
                           V3S 8E7
                           Attention: Robert C. Silzer, Sr.
                           Facsimile: 604-576-7460

                           With a copy to:

                           Loeb & Loeb, LLP
                           10100 Santa Monica Boulevard, Suite 2200
                           Los Angeles, CA 90067
                           Attention:  David L. Ficksman, Esq.
                           Facsimile:  (310) 282-2200

         7.2. Such notices shall be effective upon receipt by the addressee. Either party may change its address by notice to the other party.

                                   ARTICLE 8.

                             WARRANTY AND DISCLAIMER

         8.1. LICENSOR represents and warrants that it is the sole owner of the Licensed Patents and has the right to grant the rights and licenses granted under this Agreement.

         8.2. EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES PROVIDED IN SECTION
8.1. ABOVE, LICENSOR DISCLAIMS ANY WARRANTY AS TO VALIDITY OF THE LICENSED PATENTS, NON-INFRINGEMENT OF LICENSED PRODUCTS, AND ANY WARRANTY AS TO THE ACCURACY, SUFFICIENCY OR SUITABILITY OF THE LICENSED PRODUCTS AND ASSUMES NO RESPONSIBILITY OR LIABILITY FOR LOSS OR DAMAGES, WHETHER DIRECT, INDIRECT, CONSEQUENTIAL, OR INCIDENTAL WHICH MIGHT ARISE OUT OF OTHER'S USE OF THE LICENSED PRODUCTS OR LICSNESED METHODS, WHICH SHALL BE ENTIRELY AT LICENEE'S RISK AND PERIL. LICENSOR SHALL HAVE NO OBLIGATION TO DEFEND ANY CLAIM OR SUIT, OR TO HOLD HARMLESS OR INDEMNIFY LICENSEE AGAINST ANY ALLEGATION OF INFRINGEMENT OR VIOLATION OF ANY PATENT RIGHT OF A THIRD PARTY BY REASON OF LICENSEE'S USE OF THE LICENSED PRODUCTS OR THE PRACTICE OF ANY PROCESS OR METHOD IN CONNECTION THEREWITH.

         8.3 IN NO EVENT SHALL EITHER PARTY BE LIABLE TO THE OTHER FOR INDIRECT, INCIDENTAL, CONSEQUENTIAL OR SPECIAL DAMAGES HEREUNDER (WHETHER IN CONTRACT OR TORT OR OTHERWISE), INCLUDING LOSS OF PROFITS, HOWEVER CAUSED.

                                   ARTICLE 9.

                               DISPUTE RESOLUTION

         9.1. Any dispute, difference or questions between the parties concerning the construction, interpretation and effect of this Agreement or any clause herein contained or the rights and liabilities of the parties arising out of or relating to this Agreement shall be resolved exclusively in accordance with the procedures specified in this Article 8.

         9.2. The Parties shall attempt in good faith to resolve any such dispute by negotiation between executives who have authority to settle the controversy and who are at a higher level of management than the persons with direct responsibility for administration of this contract. Any Party may give the other Party written notice of any dispute not resolved in the normal course of business. Such notice shall include (a) a statement of that Party's position and a summary of arguments supporting that position, and (b) the name and title of the executive who will be representing that Party and of any other person who will accompany the executive in the negotiations. Within fifteen (15) days after delivery of the notice, the receiving Party shall respond with (a) a statement of that Party's position and a summary of arguments supporting that position, and (b) the name and title of the executive who will represent that Party and of any other person who will accompany the executive in the negotiations. Within thirty (30) days after delivery of the initial notice, the executives of both Parties shall meet at a mutually acceptable time and place and thereafter as often as they reasonably deem necessary to attempt to resolve the dispute. All reasonable requests for information made by one Party to the other will be honored. All negotiations pursuant to this clause are confidential and shall be treated as compromise and settlement negotiations for purposes of applicable rules of evidence.

         9.3. If such dispute has not been resolved by the negotiation process specified in section 8.2, within forty-five (45) days following the initial notice, the Parties shall endeavor to settle the dispute by mediation under the then current CPR Mediation Procedure published by the CPR Institute for Dispute Resolution (NYC). Unless otherwise agreed, the Parties will select a mediator from the CPR Panels of Distinguished Neutrals.

         9.4. If any such dispute has not been resolved by a non-binding procedure as provided herein, within one-hundred twenty (120) days of the initiation of such procedure, shall be resolved by binding arbitration in accordance with the then current CPR Rules for Non-Administered Arbitration by a panel of three arbitrators. The arbitration shall be governed by the Federal Arbitration Act, 9 U.S.C. ss.ss. 1-16, and judgment upon the award rendered by the arbitrators may be entered by any court having jurisdiction thereof. The place of mediation and arbitration shall be Chicago, Illinois. The arbitrators may enter injunctive relief, including specific performance, both pendent lite and permanent, but are not empowered to award damages in excess of compensatory damages; each Party expressly waives and foregoes any right to punitive, exemplary or similar damages.

         9.5. The foregoing provisions in this Article 8 notwithstanding, either Party may at any time initiate an arbitration proceeding in accordance with the provisions of section 9.4 if that Party faces immediate and irreparable harm requiring the entry of a temporary restraining order, preliminary injunction or a like remedy to preserve the status quo ante. The application for this extraordinary relief may be made unilaterally and the Party seeking that relief may invoke such emergency provisions as are permitted under the applicable CPR Rules, including the appointment of arbitrators by CPR on an expedited basis. During the pendency of any proceedings or the application of any emergency relief under this section 9.5, the Parties shall nevertheless conform to the dispute resolution procedures set forth in this Article 9.

                                   ARTICLE 10

                                     MARKING

         LICENSEE agrees to apply or have applied to all products manufactured by it under this Agreement such patent notice as may be required by the laws of the countries where manufactured and sold or as may reasonably be requested by LICENSOR.

                                   ARTICLE 11.

                                  MISCELLANEOUS

         11.1. This Agreement may be executed in two counterparts and each such counterpart shall be deemed an original thereof.

         11.2. This Agreement shall be governed by, performed under and construed in accordance with the laws of the State of Delaware without regard to any conflicts of law provisions thereof, except that questions affecting the construction and effect of any patent shall be determined by the law of the country in which the patent is pending or was granted.

         11.3. LICENSOR shall promptly give notice to LICENSEE of and upon commencement of any voluntary or involuntary bankruptcy proceeding involving LICENSOR as a debtor.

         11.4. Neither Party shall publicly announce (i.e. press releases and communications of like kind and character) the execution or existence of this Agreement without the written consent of the other Party specifically approving the text of such announcement.

         11.5. Neither Party hereto shall be liable for failures and delays in performance due to strikes, lockouts, fires, acts of God or the public enemy, riots, incendiaries, interference by civil or military authorities, compliance with the laws of various countries, or with the orders of any governmental authorities, delays in transit or delivery on the part of transportation companies, failures of communication facilities, or any failure of sources of material

         11.6. This Agreement constitutes the entire agreement between the Parties concerning the subject matter hereof and supersedes all written and oral prior agreements and understandings with respect thereto. No variation or modification of the terms of this Agreement nor any waiver of any of the terms or provisions hereof shall be valid unless in writing and signed by an authorized representative of each Party.

         11.7. If any term or provision of this Agreement is held invalid, illegal or unenforceable in any respect for any reason, that invalidity, illegality or unenforceability shall not affect any other term or provision hereof, and this Agreement shall be interpreted and construed as if such term or provision, to the extent the same shall have been held to be invalid, illegal or unenforceable, had never been contained herein, unless the rights or responsibilities of a Party are materially altered as a consequence thereof. In that latter case, the affected Party may seek reformation using the dispute resolution procedures set forth in Article 9.

         11.8. Failure by either Party to enforce any rights under this Agreement shall not be construed as a waiver of such rights nor shall a waiver by either Party in one or more instances be construed as constituting a continuing waiver or as a waiver in other instances.

         IN WITNESS WHEREOF, the Parties hereto have caused this Agreement to be executed in duplicate by duly authorized officers effective on the date and year first written above.

GPS INDUSTRIES, INC.

By: /s/ Robert C. Silzer, Sr.
    ------------------------------------------------
Title:  President and CEO

OPTIMAL ROYALTY, LP

By: /s/ Darryl Cornish
    ------------------------------------------------
    Optimal Golf Solutions, LLP, its General Partner
Title:   General Partner

                                     Annex I

                               Notice of Transfer

         [Date]

         To

         GPS, Inc.

         Attention:

         Notice is hereby given that the Non Exclusive License Patent Agreement, dated _____, 2004 among you and Optimal Royalty, LP (the "License Agreement") and all the rights benefits and obligations of GPS, INC. ("GPSI") under the License Agreement are, effective as of [describe date] assigned and transferred to and assumed and received by [name of purchaser] (the "Purchaser") as if the Purchaser was an original party to such License Agreement and all references in the License Agreement to GPSI or Licensor shall be deemed to be references to Purchaser.

         All capitalized terms used but not defined herein shall have the meanings assigned to them in the License Agreement.

         GPS Industries, Inc.               [PURCHASER]

         By:_______________________         By:_______________________

         Name and Title:                             Name and Title:

                                    EXHIBIT A

JURISDICTION                      PATENT NUMBER                          STATUS
-------------                     --------------                         ------

Australia                         667205                                 ISSUED

Japan                             3349510                                ISSUED

EUROPE:                           EP617794                               ISSUED
Austria                           EP617794                               ISSUED
Eire                              EP617794                               ISSUED
France                            EP617794                               ISSUED
Great Britain                     EP617794                               ISSUED
Italy                             EP617794                               ISSUED
Netherlands                       EP617794                               ISSUED
Portugal                          EP617794                               ISSUED
Swedan                            EP617794                               ISSUED
Switzerland                       EP617794                               ISSUED
Germany                           69228703.5                             ISSUED
Spain                             ES2132211                              ISSUED